Exhibit 10.10

To:

Avis Budget Italia S.p.A. Fleet Co. S.A.p.A.

Via Galileo Galilei 1

39100 Bolzano

Italy

Cc:

Crédit Agricole Corporate and Investment Bank

9 quai du Président Paul Doumer,

92920 Paris La Défense Cedex

France

Paris, 7 March 2013

Dear Sirs,

We refer to the proposal contained in your letter dated 5 March 2013, the contents of which we reproduce in full below and sign by way of full and unconditioned acceptance thereof.

“To:

Avis Budget Italia S.p.A.

Via Galileo Galilei 1

39100 Bolzano

Italy

Crédit Agricole Corporate and Investment Bank

9 quai du Président Paul Doumer,

92920 Paris La Défense Cedex

France

London, 5 March 2013

Dear Sirs,

We refer to our recent discussions and hereby propose to you the following:

AMENDMENT AND RESTATEMENT AGREEMENT

(ITALIAN MASTER LEASE AGREEMENT)

BETWEEN

(1)	AVIS BUDGET ITALIA S.P.A. FLEET CO. S.A.P.A. (formerly, Avis Autonoleggio S.p.A. Fleet Co. S.A.p.A.), a partnership limited by shares (società in accomandita per azioni) incorporated in the Republic of Italy with registered office at Via Galileo Galilei 1, 39100, Bolzano, Italy, fiscal code, VAT code and companies’ register of Bolzano number 097550851009 (“Italian FleetCo” or the “Lessor”);

(2)	AVIS BUDGET ITALIA S.P.A., a joint stock company (società per azioni) incorporated in the Republic of Italy with registered office at Via Galileo Galilei 1, 39100, Bolzano, fiscal code and companies’ register of Bolzano, number 00421940586, acting in the capacity of Italian servicer (“Italian Opco” or the “Lessee”); and

(3)	CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a bank incorporated pursuant to the laws of France with registered office in 9 quai du Président Paul Doumer, 92920 Parigi, la Défense Cedex (France), registered with the Registre du Commerce et des Sociétés de Nanterre with number 304.187.701, acting in its capacities as “FleetCo Security Agent” under the FleetCo Transaction Documents and agent (mandatario con rappresentanza) acting for itself and on behalf of the Issuer under the FleetCo Italian Facility Agreement (the “FleetCo Security Agent”).

The Lessor, the Lessee and the FleetCo Security Agent are hereinafter collectively referred to as the “Parties” and, each of them, as a “Party”.

WHEREAS

(A)	On 20 October 2011 an interim fleet facility agreement was executed between, inter alios, the Parties and certain companies belonging to the Avis Europe Group (as amended and restated from time to time, the “IFF”).

(B)	On 18 May 2012 Italian FleetCo acceded to the IFF as a borrower and guarantor in order to partially fund the purchase of its vehicle fleet (the “Transaction”). In the context of the Transaction, inter alia, an Italian law interim master lease agreement was executed among the Lessor, the Lessee and the FleetCo Security Agent pursuant to which the Lessor has undertaken to lease (concedere in leasing) to the Lessee the Vehicles from time to time purchased by Italian FleetCo under the contracts entered into with, inter alios, each Vehicle Manufacturer and/or Vehicle Dealer (as amended on 20 December 2012, the “Interim Master Lease Agreement”).

(C)	A new transaction is due to be set up as from the date hereof (the “Securitisation”) in order, in particular, to re–finance the amounts due by Italian FleetCo under the IFF, inter alia, through the granting by CarFin Finance International Limited of a financing dedicated to a specified business pursuant to article 2447-decies of the Italian civil code, so to finance the business conducted or to be conducted by Italian FleetCo consisting of the purchase of Vehicles from a Vehicle Manufacturer or Vehicle Dealer by Italian FleetCo in Italy and the resale of such Vehicles in accordance with the FleetCo Transaction Documents under the FleetCo Italian Facility Agreement.

(D)	In connection with Recital (C) above, pursuant to this amendment and restatement agreement (the “Agreement”) the Parties wish to mutually acknowledge and agree to:

i)	terminate by way of novation the Interim Master Lease Agreement and discharge the Parties’ contractual obligations and liabilities arising thereunder; and

ii)	novate in full the obligations deriving from the Interim Master Lease Agreement with the obligations deriving from this Agreement.

(E)	By executing this Agreement the FleetCo Security Agent expressly consents to the termination by way of novation of the Interim Master Lease Agreement subject to the terms of this Agreement.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Recitals

The Recitals set forth above constitute an integral and essential part of this Agreement with the force and value of covenants.

1.2	Definitions

Unless otherwise defined in this Agreement or the context requires otherwise, capitalised words and expressions used in this Agreement have the meanings ascribed to them in the Master Definitions Agreement dated on or about the date hereof, and entered into by, amongst others, the Issuer, the Issuer Security Trustee and the Transaction Agent (the “Master Definitions Agreement”) (as the same may be amended, varied or supplemented from time to time and without regard to the governing law of the Master Definitions Agreement) and shall be governed by Italian law when used in this Agreement.

2.	TERMINATION BY WAY OF NOVATION

2.1	Pursuant to articles 1230 et seq. of the Italian civil code, by way of execution of this Agreement, the Parties agree to terminate by way of novation the Interim Master Lease Agreement and replace the obligations set out therein with the provisions and obligations provided for in this Agreement.

2.2	Accordingly, the Parties acknowledge and agree that, with effect from the date hereof:

2.2.1	their respective obligations under the terms and conditions of the Interim Master Lease Agreement are terminated by way of novation in accordance with provisions of Clause 3 below and shall no longer have force or effect;

2.2.2	the Interim Master Lease Agreement is terminated as a consequence of the execution of this Agreement having been signed, irrespective of the relevant terms provided for in the Interim Master Lease Agreement, with effectiveness from the date hereof; and

2.2.3	the Parties hereby expressly discharge and exonerate each other and confirm that no amount is due to each other under the Interim Master Lease Agreement and hereby waive any claim and/or right that each might have against each other under the Interim Master Lease Agreement provided however that such termination and discharge shall not affect any rights, liabilities or obligations of Italian Opco as lessee under the Interim Master Lease Agreement (the “IFF Lessee”) with respect to payments or other obligations due and payable or due to be performed in accordance with the Interim Master Lease Agreement on or prior to the date hereof.

2.3	Subject to Clause 2.1 and 2.2 above, any obligation due in respect of the Interim Master Lease Agreement shall be deemed to be replaced and governed by the provisions of this Agreement and the amended and restated master lease agreement (the “Italian Master Lease Agreement”) set out in Schedule 1 (Amended and Restated Italian Master Lease Agreement).

2.4	Notwithstanding any provision to the contrary in Clauses 2.1 to 2.3 above,

i)	the IFF Lessee shall, by way of exception to clause 12 (Lease Rents) of the Interim Master Lease Agreement, pay on 20 March 2013 to Italian FleetCo as lessor under the Interim Master Lease Agreement (the “IFF Lessor”), all accrued and unpaid lease rent(s) as calculated on the basis of a Related Month commencing on 1 (inclusive) and ending 20 March 2013 (inclusive), together with all other payments accrued but unpaid under the Interim Master Lease Agreement (including in particular any amount due under Clause 20 (VAT) of the Interim Master Lease Agreement and Clause 21 (Indemnities) of the Interim Master Lease Agreement) (the “IFF Lease Rents”).

ii)	all Vehicles leased to the IFF Lessee pursuant to the terms of the Interim Master Lease Agreement shall be automatically considered, as from the date hereof, as being leased pursuant to the Italian Master Lease Agreement, as novated hereunder. However, the Parties agree that the IFF Lessee shall pay to the IFF Lessor, on the Lease Payment Date falling on 20 March 2013, the IFF Lease Rents calculated on the basis of a Rental Month commencing on (including) 1 and ending on (including) 20 March 2013.

3.	APPLICABILITY

3.1	This Agreement shall be effective on the date hereof.

3.2	From the date hereof any reference in any Transaction Document to the Interim Master Lease Agreement shall be construed as a reference to the amended and restated Italian Master Lease Agreement set out in Schedule 1.

4.	LAW - JURISDICTION

4.1	Governing law

This Agreement and any non-contractual obligations arising out of or connected with it are governed by and shall be construed in accordance with Italian law.

4.2	Jurisdiction

The courts of Rome shall have exclusive jurisdiction to settle any dispute arising out of or in connection with the validity, effectiveness, interpretation and/or enforceability of this Agreement and any disputes related to any non-contractual obligations arising out of or in connection with this Agreement.

*        *        *

If you agree with the terms of this letter please copy the content of the same on Your letter and send it to us duly signed for acceptance by your authorised representatives.

Yours faithfully,

[SIGNED]

/s/ Mark Kightley
AVIS BUDGET ITALIA S.P.A. FLEET CO. S.A.P.A.”

*            *             *

Yours faithfully,

/s/ Mark Kightley
AVIS BUDGET ITALIA S.P.A

SCHEDULE 1

AMENDED AND RESTATED

ITALIAN MASTER LEASE AGREEMENT

STUDIO LEGALE ASSOCIATO IN ASSOCIAZIONE CON CLIFFORD CHANCE

AVIS BUDGET ITALIA S.P.A. FLEETCO S.A.P.A.

AS LESSOR

AVIS BUDGET ITALIA S.P.A.

AS LESSEE

AND

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

AS FLEETCO SECURITY AGENT

AMENDED AND RESTATED

ITALIAN MASTER LEASE AGREEMENT

31.	NO REPRESENTATION OR WARRANTY BY LESSOR	37
32.	LIMITATION OF LIABILITY OF LESSOR AND OF THE FLEETCO SECURITY AGENT	37
33.	NON PETITION AND LIMITED RECOURSE	38
34.	NO WAIVER	38
35.	CONTRADICTORY INSTRUCTIONS	38
36.	ASSIGNMENT AND SECURITY	38
37.	VOLUME PREMIUM	39
38.	OBLIGATIONS AS CORPORATE OBLIGATIONS	39
39.	TIME OF THE ESSENCE	39
40.	FLEETCO SECURITY AGENT NOT A PARTY	39
41.	GOVERNING LAW	40
42.	JURISDICTION	41

ITALIAN MASTER LEASE AGREEMENT dated 7 March 2013.

BETWEEN:

(1)	AVIS BUDGET ITALIA S.P.A. FLEET CO. S.A.P.A. (formerly, Avis Autonoleggio S.p.A. Fleet Co. S.A.p.A.), a partnership limited by shares (società in accomandita per azioni) incorporated in the Republic of Italy with registered office at Via Galileo Galilei 1, 39100, Bolzano, Italy, fiscal code, VAT code and companies’ register of Bolzano number 097550851009, with a share capital equal to Euro 120,000 (the “Lessor”).

(2)	AVIS BUDGET ITALIA S.P.A. a joint stock company (società per azioni) incorporated in the Republic of Italy with registered office at Via Galileo Galilei 1, 39100, Bolzano,, fiscal code and companies’ register of Bolzano, number 00421940586, with a share capital equal to Euro 480,000 (the “Lessee”); and

(3)	CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK a bank incorporated pursuant to the laws of France with registered office in 9 quai du Président Paul Doumer, 92920 Parigi, la Défense Cedex (France), registered with the Registre du Commerce et des Sociétés de Nanterre with number 304.187.701, in its capacity as security agent under the FleetCo Transaction Documents and as agent (mandatario con rappresentanza) acting for itself and on behalf of the Issuer under the FleetCo Italian Facility Agent (the “FleetCo Security Agent”). The FleetCo Security Agent executes this Agreement for the sole purpose of taking advantage (profittare), pursuant to article 1411 of the civil code, of the provisions of this Agreement containing stipulations in its favour and in favour of the FleetCo Secured Creditors.

INTRODUCTION:

(A)	The Lessor purchases, subject to certain conditions being satisfied, Vehicles from certain Vehicle Manufacturers or Vehicle Dealers.

(B)	The Lessor has agreed to lease Vehicles (concedere in leasing) to the Lessee under this Agreement on the terms and subject to the conditions set out in this Agreement.

(C)	The Lessee will use Vehicles leased to it for its vehicle rental business located in Italy for use primarily within such jurisdiction and ancillary purposes, and is permitted to sub-lease Vehicles, on the terms and subject to the limits and conditions set out in this Agreement.

(D)	The Lessor entered into a servicing agreement with the Lessee on the date hereof (as amended and/or restated from time to time) (the “Italian Servicing Agreement”), pursuant to which the Lessee has agreed or will agree to act as servicer (the “Italian Servicer”) to provide certain administrative services to the Lessor in respect of, amongst other things, the Vehicles as further described in the Italian Servicing Agreement.

THE PARTIES AGREE as follows:

SECTION A

DEFINITIONS AND INTERPRETATION AND COMMON TERMS

1.	DEFINITIONS

1.1	Definitions and interpretation

Unless otherwise defined in this Agreement or the context requires otherwise, capitalised words and expressions used in this Agreement have the meanings ascribed to them in the Master Definitions Agreement dated on or about the date hereof, and entered into by, amongst others, the Issuer, the Issuer Security Trustee and the Transaction Agent (the “Master Definitions Agreement”) (as the same may be amended, varied or supplemented from time to time and without regard to the governing law of the Master Definitions Agreement) and shall be governed by Italian law when used in this Agreement.

1.2	Common Terms

The Common Terms shall be incorporated by reference into this Agreement (other than clause 25 (Counterparts), which shall not be incorporated hereto). If there is any conflict between the Common Terms as incorporated by reference into this Agreement and the other provisions of this Agreement, the provisions of the incorporated Common Terms shall prevail to the fullest extent permitted by applicable law.

For the purpose of this Agreement the Common Terms shall be governed, read and construed in accordance with Italian law.

2.	PRINCIPLES OF INTERPRETATION

2.1	Construction of words

The provisions of clause 2 (Principles of Interpretation and Construction) of the Master Definitions Agreement shall apply herein as if set out in full herein and as if references therein to “this Agreement” were to this Agreement.

2.2	Inconsistencies with other Transaction Documents

If there is any inconsistency between the definitions given in this Agreement and those given in the Master Definitions Agreement or any other Transaction Document, the definitions set out in this Agreement will prevail.

2.3	Principles of law

If any obligations of a party to this Agreement or provisions of this Agreement are subject to or contrary to any mandatory principles of applicable law, compliance with such obligations and/or provisions of this Agreement shall be deemed to be subject to such mandatory principles (or waived) to the extent necessary to be in compliance with such law.

2.4	Meaning of “sub-lease”

In this Agreement, the term “sub-lease” means any underlease, sub-lease, licence, mandate or rental agreement in relation to the use of a Vehicle between the Lessee, as lessor, and a sub-lessee (or equivalent), as lessee.

2.5	Performance of the Italian Servicer

The Parties acknowledge that the Lessor has appointed the Lessee as Italian Servicer to perform, inter alia, certain of the obligations of the Lessor hereunder, as set out in the Italian Servicing Agreement, and such performance shall discharge the relevant obligations to the same extent as if the Lessor had performed them. Furthermore, also in consideration for the provisions of Clause 32 (Limitation of liability of Lessor and of the FleetCo Security Agent) and in accordance with the Italian Servicing Agreement, the Lessor will agree through separate mandate agreements that the Lessee will be entitled to exercise the rights and actions, in the name and on behalf of the Lessor, against the Vehicle Manufacturers arising from the statutory warranties due by such Vehicle Manufacturer as well as all conventional warranties set out in the applicable Vehicle Manufacturer Agreements and Vehicle Dealer Agreements, all (present and future) legal proceedings exercisable by the Lessor against any Vehicle Manufacturer or against any third party connected therewith and/or resulting from the exercise of such warranties (including, without limitation, any action aiming at the termination of the relevant sale (azione di risoluzione), arising from any hidden defect of the leased Vehicle (azione di garanzia per vizi), and/or arising from any third party rights purported in respect of leased Vehicles (azione di garanzia per evizione).

2.6	Lessor’s capacity

For all purposes, the Lessee hereby acknowledges and agrees that the Lessor is not a manufacturer, repairer or servicing agent in respect of any Vehicle.

2.7	Additional Rules

In this Agreement:

“Italian Civil Code” means the Italian civil code approved by Royal Decree on 16 March 1942, No. 267, as amended from time to time.

“Wilful misconduct” means dolo and “gross negligence”, colpa grave.

SECTION B

LEASE

3.	REQUEST FOR LEASE

3.1	Vehicle Request Notice

3.1.1	The Lessee may from time to time, at its sole discretion, send a Vehicle Request Notice to the Lessor copied to the Italian Servicer.

3.1.2	Each Vehicle Request Notice shall specify the Vehicle Manufacturer or the Vehicle Dealer, the model, the model year, the expected date of delivery to the Lessee’s premises and the number of Vehicles that the Lessee wishes to lease (which shall relate to Vehicles that the Lessor is able to purchase under a Vehicle Manufacturer Agreement or Vehicle Dealer Agreement).

3.2	Purchase of Vehicles and agreement to lease

3.2.1	If the Lessor, subject to Clause 5.2 (Conditions precedent to lease) but otherwise in its absolute discretion, accepts a Vehicle Request Notice from the Lessee by countersigning the relevant Vehicle Request Notice, it will be required to purchase Vehicles and the Lessor agrees that it (or the Italian Servicer on its behalf) will, subject to receiving sufficient funding under the Transaction Documents and sub-clause 3.2.2, make the relevant Vehicle orders to purchase such Vehicles in accordance with the terms of the relevant Vehicle Dealer Buy-Back Agreement, Vehicle Manufacturer Buy-Back Agreement, Vehicle Dealer Purchase Agreement or Vehicle Manufacturer Purchase Agreement.

3.2.2	If the Lessor (or the Italian Servicer on its behalf) agrees to purchase Vehicles in accordance with the terms of the relevant Vehicle Dealer Buy-Back Agreement, Vehicle Manufacturer Buy-Back Agreement, Vehicle Dealer Purchase Agreement or Vehicle Manufacturer Purchase Agreement to fulfil a Vehicle Request Notice accepted in accordance with sub-clause 3.2.1, the Lessee shall lease as from the relevant Lease Commencement Date the Vehicles so ordered subject to and in accordance with the terms set out in this Agreement.

3.2.3	The Lessor undertakes for the benefit of the FleetCo Security Agent that it shall not accept any Vehicle Request Notices received after the occurrence of a Master Lease Termination Event where such Master Lease Termination Event has not been waived by or remedied to the satisfaction of the FleetCo Security Agent. The Lessor is entitled to (and shall, unless the FleetCo Security Agent specifies otherwise) reject any Vehicle Request Notice which has been delivered prior to the occurrence of a Master Lease Termination Event in circumstances where (a) the corresponding Vehicles order has yet to be made by the Lessor, and (b) a Master Lease Termination Event has occurred after delivery of a Vehicle Request Notice and such Master Lease Termination Event is continuing.

3.2.4	If the Lessor does not or cannot accept a Vehicle Request Notice, it shall promptly notify the Lessee in writing thereof and the Lessor shall not incur any Liability whatsoever if it does not or cannot accept a Vehicle Request Notice.

3.3	Amendment and cancellation of Vehicle Request Notices

3.3.1	Subject to sub-clause 3.3.2 and Clause 5.4 (Indemnity), and provided that no Master Lease Termination Event has occurred and is continuing, the Lessee may at any time and at its sole discretion amend or cancel any of the Vehicle Request Notices it has delivered to the Lessor in accordance with Clause 3.1 (Vehicle Request Notice). The Lessor shall only be obliged to accept such amendment or cancellation to the extent that it is permitted to amend or cancel the corresponding Vehicle order under the relevant Vehicle Dealer Buy-Back Agreement, Vehicle Manufacturer Buy-Back Agreement, Vehicle Dealer Purchase Agreement or Vehicle Manufacturer Purchase Agreement.

3.3.2	If the Lessee proposes to cancel or amend any of the Vehicle Request Notices in accordance with sub-clause 3.3.1, it shall send a notice in writing to the Lessor, copied to the Italian Servicer, by no later than the relevant Lease Commencement Date identifying the Vehicle Request Notice concerned and specifying the amendments and/or cancellation it proposes to make to that Vehicle Request Notice.

4.	LEASE TERM

4.1	Lease Term

4.1.1	The term of the lease granted hereunder in relation to any Vehicle shall be the applicable Lease Term and each Vehicle leased hereunder will be leased by the Lessor to the Lessee with effect from the relevant Lease Commencement Date, subject to and in accordance with the terms of this Agreement, including satisfaction of the conditions precedent set out in Clause 5.2 (Conditions precedent to lease) in relation to the relevant Vehicle. A lease in respect of a Vehicle hereunder will expire and automatically terminate at the end of the Lease Term provided that such lease may be renewed in accordance with Clause 4.2 (Renewal of Lease).

4.1.2	The Lessee expressly acknowledges that the Lease Commencement Date and associated Lease Term may commence prior to the date of physical delivery of a Vehicle to the Lessee and that the Lease Expiration Date and the expiry of the Lease Term may end after the date of physical redelivery of a Vehicle to the Lessor.

4.2	Renewal and extension of Lease

4.2.1

Subject to sub-clause 4.2.2 and the other terms of this Agreement, any lease of Vehicles hereunder can be renewed and/or extended by execution of the Lessor and the Lessee of a Master Lease Renewal Agreement in substantially the form set out in Schedule 1 (Form of Master Lease Renewal Agreement) on or before the Master Lease Scheduled Expiry Date or within 5 (five) Business

Days after the Master Lease Scheduled Expiry Date, in which circumstance the lease of the relevant Vehicle will expire on the immediately following Master Lease Scheduled Expiry Date (and, notwithstanding any provision herein to the contrary, such lease shall have remained in full force and effect during such 5 (five) Business Day period following the relevant Master Lease Scheduled Expiry Date).

4.2.2	The Lessor may only enter into a Master Lease Renewal Agreement if no Master Lease Termination Event has occurred and is continuing.

4.2.3	The Master Lease Renewal Agreement shall become effective on the date stated therein (subject to the deemed extension provision in sub-clause 4.2.1).

4.2.4	The Lessee shall provide a copy of each Master Lease Renewal Agreement to the Transaction Agent, the FleetCo Security Agent and the Liquidation Agent.

5.	VEHICLE SCHEDULE AND CONDITIONS TO LEASE

5.1	Vehicle Schedule

5.1.1	Subject to the satisfaction of the conditions in Clause 5.2 (Conditions precedent to lease), if the Lessor has ordered Vehicles in order to fulfil an accepted Vehicle Request Notice and provided that the relevant Vehicle Request Notice has not been cancelled in full in accordance with Clause 3.3 (Amendment and cancellation of Vehicle Request Notice), then following the delivery to the Lessor (or the Italian Servicer on its behalf) of the relevant Vehicles in accordance with the relevant Vehicle Dealer Buy-Back Agreement, Vehicle Manufacturer Buy-Back Agreement, Vehicle Dealer Purchase Agreement or Vehicle Manufacturer Purchase Agreement, as the case may be, the Lessor (or the Italian Servicer on its behalf) will deliver to the Lessee (with a copy to the FleetCo Security Agent and the Transaction Agent) a duly completed and duly executed Vehicle Schedule in relation to such Vehicles by the fifth (5) Business Day following the last day of the week during which the Lease Commencement Date for the relevant Vehicles has occurred and the Lessee shall sign such Vehicle Schedule.

5.1.2	Among other things, each Vehicle Schedule shall evidence, in respect of all Vehicles referred to therein, the relevant individual leases for each Vehicle.

5.2	Conditions precedent to lease

5.2.1	The agreement of the Lessor to lease any Vehicle to the Lessee hereunder is subject to:

(a)	all conditions precedent listed in sub-clause 5.2.2 being satisfied (to the satisfaction of the Lessor and the Fleetco Security Agent) or waived (with or without conditions) by the Lessor and the FleetCo Security Agent on the delivery of a duly completed and executed Vehicle Request Notice;

(b)	all conditions precedent listed in sub-clause 5.2.2 being satisfied (to the satisfaction of the Lessor and the FleetCo Security Agent) or waived (with or without conditions) by the Lessor and the FleetCo Security Agent on the relevant Lease Commencement Date; and

(c)	receipt by the Lessor and the FleetCo Security Agent of the documents listed in Schedule 4 (Condition Precedent Documents) prior to or on the date of this Agreement, in each case, in a form satisfactory to the Lessor and the FleetCo Security Agent.

5.2.2	For the purposes of sub-clauses 5.2.1(a) and 5.2.1(b), the conditions precedent are:

(a)	no (i) Potential Master Lease Termination Event or (ii) Master Lease Termination Event shall have occurred and be continuing or would result from the delivery of such Vehicle Request Notice or leasing of such Vehicle;

(b)	the Master Lease End Date has not occurred;

(c)	the Lessee’s representations and warranties in Clause 23 (Representations and Warranties) are true and correct in all material respects by reference to the facts and circumstances existing at the time when such representations and warranties are deemed to be made; and

(d)	the relevant Vehicle is an Eligible Vehicle.

5.3	Representation and warranty as to conditions precedent

The Lessee hereby agrees that:

5.3.1	on each day that it submits a Vehicle Request Notice, the Lessee shall be deemed to represent and warrant to the Lessor that the conditions precedent referred to in sub-clause 5.2.1(a) are fulfilled unless written notice to the contrary is provided by the Lessee to the Lessor and the FleetCo Security Agent prior to the date on which the representation and warranty is deemed to be made; and

5.3.2	on each Lease Commencement Date, the Lessee shall be deemed to represent and warrant to the Lessor that the conditions precedent referred to in sub-clause 5.2.1(b) are fulfilled unless written notice to the contrary is provided by the Lessee to the Lessor and the FleetCo Security Agent prior to the date on which the representation and warranty is deemed to be made.

5.4	Indemnity

The Lessee shall indemnify the Lessor in respect of any Liabilities which the Lessor may suffer in circumstances where the Lessor has ordered a Vehicle or Vehicles following the receipt of a Vehicle Request Notice and (i) the Lessee has cancelled or amended the aforementioned Vehicle Request Notice in accordance with Clause 3.3 (Amendment and cancellation of Vehicle Request Notice) and/or (ii) the Lessor has accepted a Vehicle Request Notice but subsequently is made aware of a Master Lease Termination Event and rejects such notice, and/or (iii) a lease is not entered into by the date on which the Lessor pays the purchase price for such Vehicle or Vehicles (including, without limitation, where a lease is not entered into because the conditions precedent in Clause 5.2 (Conditions precedent to lease) are not satisfied).

6.	DELIVERY OF VEHICLES

6.1	The Lessor shall deliver (or procure the delivery of) the relevant Vehicles which are the subject of a Vehicle Request Notice to the drop location specified by the Lessee to the Lessor before such delivery (and confirmed in the relevant Vehicle Schedule) and such delivery (and any subsequent transportation to the premises of the Lessee) shall be at the Lessee’s expense (and the Lessee shall promptly reimburse the Lessor for such costs and expenses upon receipt of an invoice from the Lessor in respect of the same) to the extent that such costs have not been included in the Capitalised Cost of such Vehicle.

6.2	In addition, all deliveries to be made in accordance with this Clause 6 will be made (i) in the name of and on behalf of the Lessor, by the Lessee or any of its agents; (ii) together with the Vehicle Documents in its possession (or in possession of any of its agent appointed for this purpose) relating to the relevant Vehicle; and (iii) free of any Security Interest (other than any retention of title to the benefit of the Lessor provided pursuant to the relevant Vehicle Dealer Buy Back Agreement, Vehicle Manufacturer Buy Back Agreement, Vehicle Dealer Purchase Agreement or Vehicle Manufacturer Purchase Agreement (if applicable) and/or any option right pursuant to Clause 30.5 (Italian Opco option to purchase Vehicles) below).

6.3	The Lessor shall not be responsible for any Liabilities (including any loss of profit) arising from any delay in the delivery of, or failure to deliver, any Vehicle to the Lessee pursuant to any Vehicle Request Notice .

7.	USE OF VEHICLES AND SUB–LEASING

7.1	Use of Vehicles

7.1.1	During the Lease Term of a Vehicle, the Lessee may use the Vehicles for the following purposes:

(a)	without prejudice to the uses specified in paragraphs (b) to (e), in the ordinary course of the Lessee’s vehicle rental business;

(b)	to use as a Service Vehicle;

(c)	to sub-lease to persons, other than Affiliates of the Avis Europe Group established in Italy, for use in the ordinary course of such persons’ own vehicle rental business, or for the use by such persons’ employees in activities related to such business; or

(d)	to sub-lease to Affiliates of the Avis Europe Group established in Italy for use by such Affiliates in their own businesses or by its employees in their personal activities or activities related to such business in Italy; or

(e)	to sub-lease to Affiliates of the Avis Europe Group or third parties located in Italy for use by such Affiliates or third parties in their own businesses or by their employees in their personal activities or activities related to such business.

7.1.2	the Lessee may not use any Vehicle for any purpose not set out in the above sub-clause 7.1.1 without obtaining prior written consent from the Lessor and the FleetCo Security Agent.

7.2	Conditions to Sub-leases

7.2.1	The Lessee shall ensure that the Vehicles used as Service Vehicles pursuant to Clause 7.1.1 (b), and /or sub-leased pursuant to Clause 7.1.1 (c) to (e) shall at all time comply with the Concentration Limits.

7.2.2	The Lessee may only grant a sub-lease under Clause 7.1 (Use of Vehicles) if the following conditions (or, in the case of sub-leases to be granted under sub-clause 7.1.1(a) or 7.1.1(b), subject only to the conditions specified in paragraphs (a), (b) and (f) are satisfied at the time such sub-lease is entered into:

(a)	the sub-lease must not conflict in any material respect with a lease granted to the Lessee under this Agreement;

(b)	the lease term of the sub-lease of any Vehicle may not extend beyond the Lease Term applicable to such Vehicle (which, for the avoidance of doubt, may not exceed 12 months) and the sub-lease shall terminate upon termination of this Agreement;

(c)	the sub-lease documentation shall expressly:

(i)	acknowledge the Lessor’s ownership of the Vehicles and (where applicable) that security over the Vehicles has been granted in favour of the FleetCo Secured Creditors (and shall not result in a change of registration of the ownership of the Vehicles or a change of registration at the registry in the Relevant Jurisdiction of the Lessee to a different registry);

(ii)	be stated to be subject to the Lessor’s rights in respect of the Vehicles (including a right of inspection consistent with Clause 8 (Non disturbance) and Clause 9 (Access)); and

(iii)	acknowledge the Lessor’s right of repossession;

(d)	in the case of a sub-lease granted pursuant to sub-clause 7.1.1(c) or 7.1.1(d), the Vehicles are sub-leased to persons established in the Lessee’s Relevant Jurisdiction;

(e)

the sub-lease shall not permit any further sub-leasing other than in the ordinary course of the relevant sub-lessor’s own vehicle rental business or the use by such sub-lessor’s employees in activities related to such businesses provided that where an Affiliate of the Avis Europe Group to which the Lessee has sub-leased a Vehicle pursuant to sub-clause 7.1.1(d) and 7.1.1(e) wishes to sub-lease such Vehicle to a third party for use by such third party’s own vehicle rental business or for use by such third party’s employees in activities related to such business (i) such further sub-lease shall comply with the conditions specified in clause 7.2.2 (or in the case of sub-leases granted under sub-clauses 7.1.1(a) or 7.1.1(b), only with the conditions specified in clauses 7.2.2(a), (b) and (f) and (ii) the relevant Vehicle is further sub-leased to a person located in the same jurisdiction as the relevant Affiliate or the Lessee;

(f)	no sub-lease shall involve any transfer of title or proprietary interest in the Vehicle and the sub-lease shall not in any way discharge or diminish any of the Lessee’s obligations to the Lessor under this Agreement and the Lessee shall remain primarily liable for the performance of all its obligations under this Agreement to the same extent as if such sub-lease had not occurred, including any re–registration requirements (if any) arising from termination or expiry of the sub-lease;

(g)	no Potential Master Lease Termination Event or Master Lease Termination Event has occurred and is continuing or would result from the sub-leasing of the Vehicle;

(h)	to the knowledge of the Lessee at the time of the granting of the sub-lease or at the time of the undertaking by the Lessee to grant the sub-lease, no Insolvency Event exists in respect of the sub-lessee; and

(i)	to the knowledge of the Lessee the sub-lease shall not render any of the Transaction Documents to which the Lessor is a party illegal.

8.	NON DISTURBANCE

The Lessor undertakes that, provided that there is no Master Lease Termination Event which has occurred and is continuing and subject to Clause 29.3 (Repossession of Vehicles), it shall not, through its own acts, interfere with the quiet enjoyment, possession and use of a Vehicle leased to the Lessee hereunder for so long as the Lessee or any sub-lessee possesses such Vehicle in accordance with the terms of this Agreement and subject to the Italian FleetCo Security Documents.

9.	ACCESS

If a Master Lease Termination Event is continuing and is not remedied or waived by the Lessor and the FleetCo Security Agent, without prejudice to the Lessor’s or the FleetCo Security Agent’s rights under Clause 27 (Termination), the Lessor, the FleetCo Security Agent or any professional adviser to the Lessor or the FleetCo Security Agent retains the right, but not the duty, to inspect such Vehicles which are at any of the premises of the Lessee (from time to time) and which have been leased by the Lessor to the Lessee during normal business hours without disturbing the ordinary conduct of the Lessee’s business and subject to reasonable advance notice. The Lessor, FleetCo Security Agent and their advisors or agents shall not incur any liability or obligation by reason of making or not making any such inspection.

10.	TRANSFER OF RISK

As of the relevant Lease Commencement Date, and until the later of (i) the Lease Expiration Date or (ii) such time at which the Lessee and the relevant sub-lessee (if any) no longer possesses such Vehicle and the risk of loss, damage, theft, taking, destruction, attachment, seizure, confiscation or requisition with respect to such Vehicle has been transferred to any third party, the Lessee assumes and bears (as between the Lessor and the Lessee) the risk of loss, damage, theft, taking, destruction, attachment, seizure, confiscation or requisition with respect to such Vehicle, however caused or occasioned, and all other risks and liabilities relating to the Vehicle.

11.	LESSEE’S UNCONDITIONAL OBLIGATIONS

11.1	Obligation to pay Rent

Without prejudice to the provisions of Clause 17.1 (Prepayments), the Lessee’s obligation to pay all Rent and other sums hereunder shall be absolute and unconditional and shall not be subject to any contingency whatsoever, including without limitation:

11.1.1	any abatement, recoupment or other right which either party may have against each other, set–off, counterclaim, deduction or reduction for any reason whatsoever (save where such deduction or reduction is required under any Requirement of Law in which case Clause 19 (Tax Gross Up) shall apply);

11.1.2	the unavailability of the Vehicle for any reason, including delayed or late delivery from a Vehicle Manufacturer and/or Vehicle Dealer, Opco or another FleetCo, any lack or invalidity of title or any other defect in title, merchantability, fitness for purpose, condition, design, or operation of any kind or nature of the Vehicle, or the ineligibility of the Vehicle for any particular use, or for registration or documentation under the laws of any relevant jurisdiction, or the destruction of, or damage to, the Vehicle;

11.1.3	any failure or delay on the part of any party hereto, whether with or without fault on its part, in performing or complying with any further terms or conditions of this Agreement;

11.1.4	any Insolvency Event in relation to the Lessor or the Lessee;

11.1.5	any failure on the part of any sub-lessee to perform or comply with any of the terms of any sub-lease arrangement entered into with the Lessee (including, without limitation, any failure to pay rent under such sub-lease arrangement);

11.1.6	any lack of due authorisation of or other invalidity in relation to this Agreement;

11.1.7	any damage to, removal, abandonment, salvage, loss, theft, scrapping or destruction of or any requisition or taking of the Vehicles or any part thereof;

11.1.8	any restriction, prevention or curtailment of or interference with any use of the Vehicles or any part thereof;

11.1.9	any change, waiver, extension, indulgence or other action or omission in respect of any obligation or liability of the Lessee or the Lessor;

11.1.10	any failure on the part of the Lessor or the Lessee to perform or comply with any of the terms hereof or of any other agreement;

11.1.11	any invalidity or unenforceability of a part of this Agreement or any provision of any thereof, in each case whether against or by the Lessee or otherwise;

11.1.12	any insurance premiums payable by the Lessee with respect to the Vehicles; or

11.1.13	the provisions of a Master Lease Termination Notice.

11.2	No termination etc.

The Lessee waives all rights now or hereafter conferred by law or otherwise to terminate this Agreement or to have it nullified, or to any diminution or reduction of Rent or other amounts payable by the Lessee hereunder.

11.3	Payments by Lessee final

All payments made by the Lessee hereunder shall be final, absent manifest error and the Lessee shall not seek to recover any such payment or any part thereof for any reason whatsoever.

11.4	Survival of obligation to pay Rent

If this Agreement or any lease of a Vehicle shall be terminated in whole or in part by operation of law or otherwise (other than in accordance with Clause 27 (Termination)), the Lessee shall nonetheless pay an amount equal to all Rents and all other amounts due hereunder in respect of any Vehicles which were subject to a lease hereunder at the time and in the manner that such payments would have become due and payable under the terms of this Agreement as if this Agreement and/or that lease had not been terminated in whole or in part until the relevant Lease Expiration Date in respect of such Vehicles has occurred. All covenants and agreements of the Lessee herein shall continue to be performed at its costs, expense and risk unless expressly otherwise stated herein.

11.5	Lessee’s rights and remedies

Subject to Clause 31 (No Representation or Warranty by Lessor), nothing in this Clause will be construed to limit the Lessee’s rights and remedies in the event of the Lessor’s breach of its warranty of quiet enjoyment set forth in Clause 8 (Non disturbance) and Clause 9 (Access) or, subject to Clause 33 (Non Petition and Limited Recourse), to limit the Lessee’s rights and remedies to pursue in a court of law any claim it may have against the Lessor or any other person.

SECTION C

PAYMENT TERMS

12.	RENT

12.1	Payment of Rent

The Lessee shall pay to the Lessor in respect of the Related Month on each Lease Payment Date following the Lease Determination Date and on a Master Lease End Date:

12.1.1	the Base Rent accrued and payable; and

12.1.2	the Variable Rent payable,

in relation to each Vehicle leased by the Lessee from the Lessor under this Agreement.

12.2	Accrual and Payment of Rent

Subject to Clause 12.3 (Rent after termination), the Base Rent will accrue on a daily basis from the Lease Commencement Date of such Vehicle and the Variable Rent will accrue from the Lease Commencement Date in respect of the relevant Vehicle until, in the case of both Base Rent and Variable Rent, and subject to the other terms of this Agreement, the Lease Expiration Date of such Vehicle.

12.3	Rent after termination

After a Master Lease End Date, Rent shall continue to accrue (in the case of Base Rent) and be payable until the Vehicle is returned to the Lessor or to its order in accordance with Clause 29.2 (Return of Vehicles upon Master Lease End Date) or 29.3 (Repossession of Vehicles).

13.	CASUALTIES AND NON-ELIGIBLE VEHICLES

13.1	Notification by Lessee and Casualty Payment

If a Vehicle the subject of a lease hereunder suffers a Casualty or becomes a Non-Eligible Vehicle, the Lessee shall promptly after such event:

13.1.1	notify the Italian Servicer and the Lessor in writing thereof; and

13.1.2	pay to the Lessor the Casualty Payment in respect of such Vehicle within 7 (seven) Business Days of the date on which such Vehicle suffers a Casualty or become a Non-Eligible Vehicle, plus VAT, if and to the extent applicable.

13.2	Termination of lease due to Casualty

13.2.1	Subject to Clause 13.4 (Compliance), following receipt by the Lessor of the full amount of a Casualty Payment in respect of a Vehicle, the Lease Expiration Date will occur in respect of such Vehicle.

13.2.2	The Lessee shall continue to pay Base Rent and Variable Rent on the days and in the amount required under this Agreement notwithstanding that the relevant Vehicle has suffered a Casualty or has become a Non-Eligible Vehicle up to (and including) the Business Day immediately preceding the Lease Expiration Date for such Vehicle.

13.3	Proceeds of insurance claim

Subject to Clause 13.4 (Compliance), in the event that the Lessor is entitled to any indemnity arising from and does make a claim under an Insurance Policy in respect of a Vehicle that has suffered a Casualty, the Lessee shall be entitled to the net proceeds of recovery (if any) after deducting (i) any Casualty Payments due but unpaid by the Lessee (if any) in respect of such Vehicle and (ii) any reasonable costs and expenses incurred by the Lessor in making such recovery. The Lessor shall, as soon as reasonably practicable following receipt, pay such net proceeds to the Lessee.

13.4	Compliance

The Lessor shall not be required to comply with any of its obligations under this Clause 13 unless and until the Lessee complies with its obligations under this Agreement provided that the Lessor shall be entitled to assume that the Lessee has complied with its obligations under this Agreement unless the Lessor has actual knowledge to the contrary.

14.	PROGRAMME VEHICLE SPECIAL DEFAULT PAYMENTS

14.1	The Lessee acknowledges that each Programme Vehicle is subject to the terms and conditions of a Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement entered into between the Lessee, the Lessor and the relevant Vehicle Manufacturer and/or Vehicle Dealer (as such may be amended or novated from time to time) pursuant to which, the Lessor may be liable for Excess Damage Charges and/or Excess Mileage Charges. The Lessee shall indemnify the Lessor against any such Excess Damage Charge or Excess Mileage Charge or any payment required to be made by the Lessor under the relevant Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement as a result of the Lessee’s use of a Vehicle which is or was the subject of a lease hereunder exceeding the prescribed mileage limit or resulting in the Lessor’s non-compliance with the damage and missing equipment provisions (if any) of the relevant Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement.

14.2	If the Lessee returns a Programme Vehicle to the relevant Vehicle Manufacturer and/or Vehicle Dealer (as the case may be), the Lessee shall, to the extent that any Excess Damage Charges and/or Excess Mileage Charges are paid or payable by the Lessor to the Vehicle Manufacturer and/or Vehicle Dealer or deducted or deductible from the Repurchase Price with respect to such Programme Vehicle, pay to the Lessor any Programme Vehicle Special Default Payment in respect of such Programme Vehicle on or prior to the Lease Payment Date immediately following the Related Month in which the Repurchase Price in respect of such Programme Vehicle is received or receivable by the Lessor.

15.	LESSEE RIGHT TO TERMINATE A PROGRAMME VEHICLE LEASE PRIOR TO THE PROGRAMME MINIMUM TERM

In addition to being able to return a Programme Vehicle where Clause 28 (Rejected Vehicles) applies, the Lessee has the right to return a Programme Vehicle prior to the end of the Programme Minimum Term in accordance with Clause 29.1 (Redelivery of Vehicles prior to a Master Lease End Date), and acknowledges that the Lessor will return such Vehicle to the relevant Vehicle Manufacturer and/or Vehicle Dealer at such time. If the Lessee exercises such right, the Lessee shall, on the Lease Payment Date (or, if earlier or later, by the Business Day on which the Lessor has to pay any Early Termination Payment to a Vehicle Manufacturer and/or Vehicle Dealer) immediately following the Related Month in which the Repurchase Price in respect of such Programme Vehicle is received or should have been received by the Lessor, pay to the Lessor an amount equal to the Early Termination Payment in respect of such Programme Vehicle.

16.	FEES, TRAFFIC PENALTIES AND FINES

16.1	Payments of fees, penalties and fines etc. by the Lessee

Notwithstanding the fact that the Lessor is the legal owner (and the registered owner) of a Vehicle, the Lessee shall be responsible for the payment of (and shall indemnify the Lessor against) all:

16.1.1	vehicle excise duty/motor vehicle duty pursuant to the Italian road code (Codice della strada), any vehicle registration tax, any vehicle property tax and any other applicable registration fees, title fees, licence fees or other similar governmental fees and taxes;

16.1.2	costs and expenses incurred in connection with the transfer of title, or annotation of the title register or document to reflect the interests of chargeholders;

16.1.3	premiums relating to any of the Insurance Policies under Clause 22.5 (Insurance); or

16.1.4	traffic summonses, penalties, judgments and fines incurred,

and any other fees, penalties, fines and similar payments in respect of any Vehicle delivered to the Lessor and/or leased under this Agreement incurred or imposed during the relevant Lease Term (or, where a Vehicle is a Casualty or an Non-Eligible Vehicle, for so long as the Lessor holds title to such Vehicle), all such amounts being “Traffic Fines and Penalties”. The Lessee is responsible for the payment of such Traffic Fines and Penalties (in each case whether such payment is due and payable during such Lease Term or after such Lease Term has expired) to any Governmental Authority or pursuant to any Requirement of Law with respect to such Vehicles and which are notified to the Lessee (whether by the Lessor or a third party) or of which the Lessor is otherwise aware are due to be paid and which the legal owner or registered owner of such Vehicle is legally obliged to pay until the date on which Programme Vehicles are redelivered by the Lessor to the Vehicle Manufacturers and/or Vehicle Dealers or the Non–Programme Vehicles are sold by the Lessor to other third party purchasers. Where the Traffic Fines and Penalties are incurred or imposed and notified to the Lessee by any Governmental Authority or any party other than the Lessor or the FleetCo Security Agent, the Lessee will notify the Lessor and the FleetCo Security Agent (with a copy to the Transaction Agent) promptly. In the event that the Lessee makes any payment in accordance with the terms of this Clause 16 which relates to a period that exceeds the Lease Term of the relevant Vehicle (the “Excess Payment”), the Lessee will not be entitled to make any claim against the Lessor for the refund of the Excess Payment or effect any set off of sums due and owing to the Lessor from the Lessee in respect of the same.

16.2	Payment during Related Month

The Lessee shall pay to the Lessor on each Lease Payment Date (or, if earlier, the Business Day preceding the date by which such payment is due and payable under a Requirement of Law), an amount equal to the sum of all Traffic Fines and Penalties referred to in Clause 16.1 (Payments of fees, penalties and fines etc. by the Lessee) owed by the Lessee to the Lessor during the Related Month (to the extent that the Lessee has not paid already).

17.	PREPAYMENTS AND LATE PAYMENTS

17.1	Prepayments

Notwithstanding Clause 12.1, on any date, the Lessee may at its option pay to the Lessor any rent or other payments (in whole or in part) in advance of the relevant Lease Payment Date (including making a payment of Variable Rent to satisfy an obligation of Italian FleetCo to pay the Charge Costs in respect of a Vehicle) to the extent that such Rent or other payments have accrued or will have accrued on or before the next Lease Payment Date.

17.2	Consequences of late payment

17.2.1	If the Lessee fails to pay any amount due and payable by it under this Agreement on its due date, without prejudice to any other remedies of the Lessor, default interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate equal to, 1 per cent. during the period of non-payment.

17.2.2	Any default interest accrued under this Clause 17.2 shall be payable on any Lease Payment Date by the Lessee or on demand by the Lessor or the FleetCo Security Agent.

17.2.3	There shall be no automatic compounding of interest (anatocismo), any interest may be compounded only upon specific arrangements to be entered into between the relevant Parties to this Agreement in accordance with Article 1283 of the Italian Civil Code, save where any change of law or in the applicable regulations state otherwise.

18.	PAYMENT MECHANICS

18.1	Calculations

All determinations of Rent (including Rental Adjustments and other amounts payable by the Lessee to the Lessor (including Casualty Payments, Programme Vehicle Special Default Payments, Early Termination Payments, Traffic Fines and Penalties and Redesignation Amounts) on any Lease Payment Date or any other date in accordance with the terms of this Agreement will be notified by the Lessor (or the Italian Servicer on the Lessor’s behalf) to the Lessee in writing by no later than the Lease Determination Date immediately prior to such Lease Payment Date or, where a payment is due on a date other than a Lease Payment Date, the Business Day preceding such date. The notice shall include a statement of the total aggregate amount due and payable by the Lessee to the Lessor on such Lease Payment Date or due date and a description of the amounts payable by the Lessee.

18.2	Timing of payments

The Lessee shall ensure that all payments of Rent and other amounts to be paid by the Lessee to the Lessor hereunder shall be payable for same day value (in the Relevant Jurisdiction in which the Lessee is incorporated) on the relevant due date to the Italian Transaction Account (or such other Additional Account(s), as permitted under the Italian Transaction Documents).

18.3	Business Days

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

18.4	Currency of account

EUR is the currency of account and payment for any sum due from one party to another under this Agreement.

18.5	Set-off

The Lessee shall not be entitled to set–off any sums payable under this Agreement against any sums payable to it by the Lessor unless otherwise specified in this Agreement.

18.6	Aggregation of amounts

The Lessor shall aggregate the Rent due (and unpaid) on all Vehicles, together with any other amounts due to the Lessor.

18.7	Application of payments

All payments made to the Lessor under this Agreement (irrespective of the nature of the obligation in respect of which they are paid by the Lessee) shall be applied by the Lessor against Rent and any other amounts due and payable hereunder in the order determined by the Lessor.

19.	TAX GROSS-UP

19.1	The Lessee shall make all payments to be made by it under this Agreement without any Tax Deduction, unless a Tax Deduction is a Requirement of Law.

19.2	The Lessee shall, promptly upon becoming aware that it is required to make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lessor, the Transaction Agent and the FleetCo Security Agent (with a copy to the Transaction Agent) accordingly.

19.3	If the Lessee is required by law to make a Tax Deduction, the amount of the payment due by the Lessee shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due to the payee if no Tax Deduction had been required.

19.4	If the Lessee is required to make a Tax Deduction, the Lessee shall make that Tax Deduction and account to the relevant Tax Authority for such amount within the time allowed and in the minimum amount required by law.

19.5	Within thirty (30) days of making either a Tax Deduction and/or accounting for such amount to the relevant Tax Authority, the Lessee shall deliver to the Lessor, the Transaction Agent and the FleetCo Security Agent (with a copy to the Transaction Agent) evidence reasonably satisfactory to the Lessor that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant Tax Authority.

20.	VAT AND STAMP TAXES

20.1	Sums payable exclusive of VAT

All sums or other consideration set out in this Agreement or otherwise payable or provided by any party to any other party pursuant to this Agreement shall be deemed to be exclusive of any VAT which is or becomes chargeable on any supply or supplies for which such sums or other consideration (or any part thereof) are the whole or part of the consideration for VAT purposes.

20.2	Payment of amounts in respect of VAT

Where, pursuant to the terms of this Agreement, any party (the “Supplier”) makes a supply to any other party (the “Recipient”) for VAT purposes and VAT is or becomes chargeable on such supply (being VAT for which the Supplier is required to account to the relevant Tax Authority): (i) where the Supplier is the Lessor, the Recipient shall pay to the Supplier (in addition to and at the same time as paying any other consideration for such supply) a sum equal to the amount of such VAT, and the Supplier shall, following receipt of such sum and (unless otherwise required by law) not before, provide the Recipient with a valid VAT invoice in respect of such supply, and (ii) where the Supplier is the Lessee, the Recipient shall, following receipt from the Supplier of a valid VAT invoice in respect of such supply, pay to the Supplier (in addition to any other consideration for such supply) a sum equal to the amount of such VAT.

20.3	Costs and expenses

References in this Agreement to any fee, cost, loss, disbursement, commission, damages, expense, charge or other liability incurred by any party to this Agreement and in respect of which such party is to be reimbursed or indemnified by any other party under the terms of, or the amount of which is to be taken into account in any calculation or computation set out in, this Agreement shall include such part of such fee, cost, loss, disbursement, commission, damages, expense, charge or other liability as represents any VAT, but only to the extent that such first party is not entitled to a refund (by way of credit or repayment) in respect of such VAT from any relevant Tax Authority.

20.4	Taxes and other duties

The Lessee shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable on or in connection with this Agreement and shall indemnify the Lessor against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees) which it may incur or may be made against it as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

21.	INDEMNITIES

21.1	The Lessee shall pay to the Lessor and/or the FleetCo Security Agent promptly following demand and indemnify the Lessor and/or the FleetCo Security Agent (acting for the benefit of the Issuer) for all expenses (including legal costs) incurred by the Lessor and/or the FleetCo Security Agent (on its behalf or on behalf of the Issuer), as the case may be, (i) in contemplation of, or otherwise in connection with, the enforcement of, preservation of any rights under, this Agreement, or (ii) in respect of any breach of any representation, warranty, covenant, agreement, condition, or stipulation contained in this Agreement, together with interest from the date on which such expenses were incurred to the date of payment (both before and after judgment).

21.2	The Lessee agrees at all times, whether during or after the Lease Term, to pay all costs and expenses of or arising from the matters referred to below and indemnify and hold harmless the Lessor from and against all liabilities relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of:

21.2.1	the age, worthiness, workmanship, materials, manufacture, construction, operation, value, description, suitability, quality, merchantability, fitness for any purpose (including the ability to operate or register any Vehicle or use any Vehicle Documents in any jurisdictions), state, condition, appearance, safety, durability, design or operation, control and use of any kind or nature of any Vehicle or any part thereof;

21.2.2	defects, whether or not discoverable, known or unknown, apparent or concealed, exterior or interior in respect of any Vehicle or engine; or

21.2.3	the infringement of any patent, trademark, copyright or other intellectual property rights.

21.3	The Lessee shall indemnify the Lessor against any loss or costs incurred by the Lessor (i) in consequence of the Lessee having to make a FATCA Deduction on any payment made to the Lessor under this Agreement, and (ii) in respect of any indemnity payment the Lessor itself is required to make to the Issuer pursuant to clause 11.3 of the FleetCo Italian Facility Agreement.

21.4	The indemnities in this Clause 21.1 shall not extend to Liabilities to the extent that such Liabilities would not have arisen or been suffered or incurred, but for the failure of the Lessor (and not the Italian Servicer acting on its behalf) to perform, or the breach by such parties of, any obligations in this Agreement or any wilful misconduct or gross negligence of such parties, except to the extent that such failure or breach is caused by the breach of the Lessee of any of its obligations under this Agreement, the Italian Servicer under the Italian Servicing Agreement where the Italian Servicer is itself liable or any act or failure to act of any other person.

21.5	All indemnities in this Agreement are given on an after-tax basis, which shall mean that any party liable to make a payment under an indemnity (“Party A”) shall pay such amount (the “Payment”) to the other party (“Party B”) and shall ensure that Party B is, so far as is practically possible, restored to the same position as it would have been in had the matter giving rise to Party A’s obligation to make the Payment not arisen and, accordingly, the amount of the Payment shall take into account (inter alia) (a) the amount of any deduction against profits (or tax) arising to Party B which results from the matter giving rise to the Payment and (b) whether the Payment is subject to tax in Party B’s hands.

SECTION D

COVENANTS, REPRESENTATIONS AND WARRANTIES

22.	COVENANTS OF THE LESSEE

The Lessee covenants and undertakes to the Lessor and the FleetCo Security Agent (for itself and on behalf of the Issuer) that, unless at any time the Lessor and the FleetCo Security Agent shall otherwise expressly consent in writing, it will:

22.1	General covenants

22.1.1	only use the Vehicles for the purposes permitted under Clause 7 (Use of Vehicles and Sub–Leasing);

22.1.2	obtain (where not already obtained), maintain and comply with all Authorisations required in the Relevant Jurisdictions which are necessary for the Lessee to lease, use, operate and sub-lease the Vehicles in accordance with its ordinary day-to-day rental business activities and perform its obligations hereunder; and

22.1.3	refrain from (i) creating any Security over any Vehicle or (ii) permitting any Security to exist over any Vehicle, in each case other than as effected under the FleetCo Security Documents.

22.2	Possession of Vehicles

whilst any Vehicle that is a Programme Vehicle owned by the Lessor which is in the possession of the Lessee and until such Vehicle has been returned to the Lessor or to its order in accordance with Clause 29 (Return/Redelivery of Vehicles), not take or omit to take any action which would cause the Lessor to cause a breach of the undertakings and obligations of the Lessor under the relevant Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement in respect of that Vehicle;

22.3	Covenants as to Vehicles

22.3.1	not knowingly use any Vehicle for any unlawful purpose;

22.3.2	until each Vehicle has been redelivered to the Lessor or to its order in accordance with Clause 29 (Return/Redelivery of Vehicles) ensure that all maintenance and repairs to keep each Vehicle which has been delivered to the Lessee hereunder in good working order and condition are undertaken at the expense of the Lessee including:

(a)	where required under a Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement, using only spare parts and servicing arrangements approved by the Vehicle Manufacturer and/or Vehicle Dealer and, when required by the relevant Vehicle Manufacturer and/or Vehicle Dealer, returning each Vehicle only to an authorised Vehicle Manufacturer and/or Vehicle Dealer facility or the applicable Vehicle Manufacturer’s and/or Vehicle Dealer’s authorised warranty stations for warranty work;

(b)	in the case of Non-Programme Vehicles, returning each Vehicle only to an authorised Vehicle Manufacturer or Vehicle Dealer facility or the applicable Vehicle Manufacturer’s or Vehicle Dealer’s authorised warranty stations for warranty work;

(c)	if a Vehicle is recalled by a Vehicle Manufacturer and/or Vehicle Dealer for any modification or warranty work to be performed in respect of such Vehicle by such Vehicle Manufacturer and/or Vehicle Dealer, returning the Vehicle or procuring the return of the Vehicle to an authorised Vehicle Manufacturer and/or Vehicle Dealer facility or the applicable Vehicle Manufacturer’s and/or Vehicle Dealer’s authorised warranty work station and procuring the performance of the relevant warranty work or modification;

(d)	paying, or causing to be paid, all usual and routine expenses incurred in the use and operation of each Vehicle including, but not limited to, fuel, lubricants, and coolants; and

(e)	not making any material alterations (other than through repairs carried out in accordance with (a), (b) and (c) above) to the Vehicle without the prior consent of the Lessor.

Any improvements or additions to a Vehicle will become and will remain the property of the Lessor, except that any addition to a Vehicle made by the Lessee will remain the property of the Lessee if they can be disconnected from a Vehicle, and are so disconnected from the Vehicle prior to the date on which the Lessee has redelivered the relevant Vehicle to the Lessor in accordance with Clause 29 (Return/Redelivery of Vehicles), in each case without impairing the functioning of such Vehicle or its resale value;

22.4	Reporting

22.4.1	promptly after becoming aware thereof and having made due enquiry, give notice in writing of the occurrence of any Vehicle Manufacturer Event of Default to each of the Lessor, the Transaction Agent and the FleetCo Security Agent.

22.5	Insurance

22.5.1	arrange for the following insurances to be effected and maintained until the Master Lease End Date for the Lessor, for itself and, to the extent each or either of them is required to do so for any other person in each case arising out of the use of any vehicle at or above any applicable minimum limits of indemnity/liability as a Requirement of Law and consistent with past practice of the Lessee or otherwise prudent industry practice:

(a)	insurance cover which is a Requirement of Law, and, even if not so required by law, insurance protecting against liability in respect of bodily injury or death caused to third parties (the insurance specified in this paragraph (a), the “Motor Third Party Liability Cover”); and

(b)	in accordance with applicable law, insurance protecting against loss or damage to property belonging to third parties (the insurance specified in this paragraph (b), the “Motor Third Party Property Damage Liability Cover”, and together with the Motor Third Party Liability Cover, the “Insurance Policies” and each an “Insurance Policy”), in each case with reputable licensed insurance companies or underwriters acceptable to the FleetCo Security Agent and as from 30 calendar days following the Initial Funding Date ensure that the Lessor is entitled to directly claim under such Insurance Policies;

22.5.2	on or prior to the Initial Funding Date, and then (i) on an annual basis (on each anniversary of the execution of this Agreement) and (ii) on any date on which a new policy is entered into by the Lessee in substitution of, or in supplement to any existing insurance policy, provide to the Lessor a copy of the certificate delivered by the insurer to confirm that the insurance policy in relation to the Leased Vehicles is in full force and effect, together with a complete copy of the relevant insurance policy;

22.5.3	upon knowledge of the occurrence of an event giving rise to a claim under any of the Insurance Policies, arrange for a claim to be filed with the relevant insurance company or underwriters and provide assistance in attempting to bring the claim to a successful conclusion in accordance with the terms of the applicable insurance arrangement;

22.5.4	ensure that the Insurance Policies are renewed or (as the case may be) replaced in a timely manner and shall pay premiums promptly and in accordance with the requirements of the relevant Insurance Policy;

22.5.5	notify the Lessor, the FleetCo Security Agent and the Transaction Agent of any material changes, variations or cancellations of insurance policy made or, to the knowledge of the Lessee, threatened or pending to either the Lessee’s or the Lessor’s insurance coverage under any of the Insurance Policies;

22.5.6	not take or omit to take any action which would entitle the relevant insurer to cancel an Insurance Policy or avoid a claim;

22.5.7	promptly notify the Lessor, the FleetCo Security Agent and the Transaction Agent of:

(a)	any notice of threatened cancellation or avoidance of any of the Insurance Policies received from the relevant insurer; and

(b)	any failure to pay premiums to the insurer or broker in accordance with the terms of any such Insurance Policies;

22.5.8	as from 30 calendar days following the Initial Funding Date, procure that the insurer promptly notifies directly the Lessor and the Transaction Agent of (i) any default of payment by it of any amounts due to any insurer including any insurance premium and (ii) any termination of an insurance policy or suspension of any relevant guarantee;

22.5.9	indemnify the Lessor for the amount of any premium and any liabilities incurred in relation to replacement of the relevant Insurance Policy or payment of the premiums due by the Lessor, as the case may be, (and such indemnity shall be immediately due and payable by the Lessee), if (i) any of the Insurance Policies are not kept in full force and effect and/or the Lessee fails to pay any premiums thereunder, and (ii) the Lessor exercises its right to replace the relevant Insurance Policy or to pay the premiums due (if permitted under the relevant Insurance Policy);

22.5.10	ensure that no provision is contained in any insurance policy entered into by the Lessee which would render the Lessor liable for any unpaid premium or could render the Lessor liable to the insurer in relation to the insurance excess in the event the Lessee does not comply with any of its obligations under such policy;

22.5.11	ensure that the insurer undertakes not to reclaim any amounts from the Lessor in respect of circumstances in which the Lessor might be held liable as the owner of the Vehicles and in the event this requirement is not complied with, indemnify the Lessor for any amounts the Lessor is obliged to pay (if any) in this respect;

22.5.12	act with the necessary diligence when sub-leasing a Vehicle to a customer;

22.5.13	retain custody of the original Insurance Policy documents and any correspondence regarding claims in respect of any of the Insurance Policies and shall supply the Lessor, the Transaction Agent and the FleetCo Security Agent with (i) copies of the Insurance Policy documents, and (ii) details of any claim which may have a Material Adverse Effect on the Lessor;

22.5.14	comply, and use reasonable endeavours to ensure that any Affiliate to which a vehicle has been sub-leased pursuant to the Master Lease Agreement and any sub-contractor, if any and to the extent required, complies, with the terms and conditions of the Insurance Policies, and shall not consent to, or voluntarily permit any act or omission which might invalidate or render unenforceable the whole or any part of the Insurance Policies; and

22.5.15	in respect of the Motor Third Party Property Damage Liability Cover if such insurance is obtained through a placing broker (or such placing broker is replaced with another), use reasonable endeavours to obtain a letter of undertaking in respect thereof.

22.6	Registration of Vehicles

22.6.1	procure (with the co-operation of the Lessor, where required) and at its expense the registration (immatricolazione) of the Lessor as the owner of the Vehicles in the Pubblico Registro Automobilistico (“PRA”) during the relevant Lease Term, within any applicable time limits for such registration; and

22.6.2	if requested by the Lessor, co-operate in the registration of any other person as owner or holder of any Vehicle following the applicable Lease Expiration

Date or following the Master Lease End Date except where such Vehicle has become a Casualty or a Non-Eligible Vehicle and title has been transferred to the Lessee.

23.	REPRESENTATIONS AND WARRANTIES

The Lessee makes (i) the representations and warranties it makes under clause 3.2 of the Framework Agreement at the times set out in the Framework Agreement and (ii) the representations and warranties in this Clause 23 to the Lessor and the FleetCo Security Agent (for itself and on behalf of the Issuer) on the Effective Date, on each Lease Payment Date, on the date of submission of a Vehicle Request Notice, on each Lease Commencement Date and each date on which a Vehicle Schedule is delivered to the Lessee, with reference to the facts and circumstances then existing, that:

23.1	Centre of Main Interests

its centre of main interests (as that term is used in Article 3(1) of the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings) is located in its jurisdiction of incorporation.

23.2	Solvency

no Insolvency Event has occurred in relation to the Lessee;

23.3	No Default

23.3.1	unless otherwise notified in writing to the Lessor and the FleetCo Security Agent, no Potential Master Lease Termination Event or Master Lease Termination Event has occurred and is continuing; and

23.3.2	unless notified in writing to the Lessor and the FleetCo Security Agent, to the best of its knowledge and belief, no Event of Default has occurred in respect of the Lessee.

23.4	Insurances

neither the Insurance Policies nor any part thereof are subject to any Security save for any Security granted pursuant to the FleetCo Security Documents;

23.5	Lease Term

if an Eligible Vehicle is a Programme Vehicle (and remains so designated), the Lease Term in respect of such Vehicle does not exceed the Programme Maximum Term for such Vehicle.

SECTION E

REDESIGNATION, TERMINATION AND RETURN OF VEHICLES

24.	REDESIGNATION EVENTS

24.1	Redesignation of Programme Vehicles as Non-Programme Vehicles

24.1.1	If the Lessor determines or becomes aware that:

(a)	a Programme Vehicle that ceases to fall within sub-paragraph (b) of the definition of “Eligible Vehicle” and/or ceases to satisfy the remaining conditions of that definition (including in circumstances where it is ineligible for repurchase under the relevant Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement); or

(b)	a Programme Vehicle cannot otherwise be returned to the relevant Vehicle Manufacturer and/or Vehicle Dealer (as the case may be) under the relevant Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement,

the Lessor shall promptly redesignate such Programme Vehicle as a Non–Programme Vehicle in accordance with Clause 26 (Redesignation Mechanics).

24.1.2	If the Lessor determines, in the case of a Programme Vehicle which the Lessor is not obliged to sell within a specified period to a Vehicle Manufacturer and/or Vehicle Dealer under the terms of the applicable Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement, that it does not wish to sell such Vehicle to the Vehicle Manufacturer and/or Vehicle Dealer from whom the Vehicle was purchased, the Lessor may redesignate such Programme Vehicle as a Non–Programme Vehicle, subject to such redesignation not resulting in a breach of the terms of the relevant Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement.

24.2	Redesignation of Programme Vehicles as Non-Programme Vehicles due to Vehicle Manufacturer Event of Default

If a Vehicle Manufacturer Event of Default occurs, the Lessor shall promptly upon becoming aware of the same redesignate all Programme Vehicles expected to be repurchased by the relevant Vehicle Manufacturer and/or Vehicle Dealer (as the case may be) as Non-Programme Vehicles.

24.3	Redesignation of Non-Programme Vehicles as Programme Vehicles

If the Lessor:

24.3.1	has redesignated a Programme Vehicle as a Non–Programme Vehicle in accordance with sub-clause 24.1.1 and the Lessor subsequently determines or becomes aware that the circumstances referred to in that Clause have ceased or are found not to have applied at the relevant time; or

24.3.2	redesignated a Programme Vehicle as a Non-Programme Vehicle in accordance with Clause 24.2 (Redesignation of Programme Vehicles as Non-Programme Vehicles due to Vehicle Manufacturer Event of Default) and the relevant Vehicle Manufacturer Event of Default is capable of being and is subsequently cured; or

24.3.3	determines that it wishes to sell a Non–Programme Vehicle eligible to be purchased under a Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement to the relevant Vehicle Manufacturer and/or Vehicle Dealer, the Lessor may redesignate all such relevant Non–Programme Vehicles as Programme Vehicles.

25.	LIMITATIONS ON REDESIGNATION

The Lessor may not redesignate any Vehicle in accordance with Clause 26 (Redesignation Mechanics) other than in circumstances specified in Clause 24 (Redesignation Events).

26.	REDESIGNATION MECHANICS

26.1	Notification by Lessor

Within 5 (five) Business Days of redesignating a Vehicle in accordance with Clause 24 (Redesignation Events), the Lessor shall notify the Lessee in writing thereof and provide information to the Lessee, the Transaction Agent, the FleetCo Security Agent and the Central Servicer showing the revised Depreciation Charge per calendar month in respect of such Vehicle to enable the Central Servicer to prepare an updated FleetCo Cash Management and Lease Report pursuant to the terms of the Framework Agreement.

26.2	Payment of Redesignation Amounts by Lessee or reduction of Base Rent

26.2.1	If during the period starting on (but excluding) a Lease Determination Date and ending on (and including) the following Lease Determination Date any Vehicles are redesignated in accordance with Clauses 24.1 (Redesignation of Programme Vehicles as Non-Programme Vehicles), 24.2 (Redesignation of Programme Vehicles as Non-Programme Vehicles due to FleetCo Event of Default) and/or 24.3 (Redesignation of Non-Programme Vehicles as Programme Vehicles), the Lessor shall calculate on such later Lease Determination Date the aggregate of all Redesignation Amounts applicable to all Vehicles that have been redesignated during the aforementioned period (the “Aggregate Redesignation Amount”) and notify the Lessee of such Aggregate Redesignation Amount in accordance with Clause 18.1 (Calculations).

26.2.2	If the Aggregate Redesignation Amount is a positive amount, the Lessee shall pay to the Lessor such Aggregate Redesignation Amount on the Lease Payment Date immediately following such aforementioned Lease Determination Date.

26.2.3	Unless a Master Lease Termination Event has occurred and has not been remedied to the satisfaction of, or waived by, the FleetCo Security Agent if the Aggregate Redesignation Amount is a negative amount, the Lessor shall, on the Lease Payment Date immediately following such aforementioned Lease Determination Date reduce the Base Rent payable on that date in relation to each Vehicle by an amount equal to the multiple of: (a) such Aggregate Redesignation Amount (treated for this purpose as a positive number) multiplied by (b) the quotient obtained by dividing (i) the Base Rent calculated for the Vehicle to which such Base Rent relates on such Lease Determination Date prior to reduction and payable on the immediately following Lease Payment Date by (ii) the aggregate Base Rents calculated on such Lease Determination Date prior to reduction and payable on the immediately following Lease Payment Date for all Vehicles leased under this Agreement to the Lessee during the Related Month (provided that a Base Rent shall not be reduced to an amount less than zero).

27.	TERMINATION

27.1	Termination of this Master Lease Agreement

27.1.1	Italian FleetCo is entitled to withdraw from this Agreement for any reason whatsoever upon giving 60 days’ notice to the Italian Opco and upon receiving consent to withdraw from the FleetCo Security Agent (a copy of such notice to be sent to the Transaction Agent), Italian Opco expressly waives any indemnity rights vis-à-vis the Italian FleetCo in respect of expenses, fees and loss of profits to which it will be entitled as a consequence of such withdrawal under Italian law, including pursuant (but not limited) to Article 1671 of the Italian Civil Code.

27.1.2	Subject to a Master Lease End Date not having occurred and subject to sub-clause 27.4.1, this Agreement shall remain in full force and effect until the date on which all Vehicles leased hereunder together with the Vehicle Documents are returned to the Lessor or to its order in accordance with Clause 29 (Return/Redelivery of Vehicles).

27.2	Termination by notification

If a Master Lease Termination Event occurs, the Lessor (with the consent of the FleetCo Security Agent) or the FleetCo Security Agent may give the other parties hereto written notice (a “Master Lease Termination Notice”) that such event has occurred upon which a Master Lease End Date shall occur.

27.3	Consequences of Master Lease End Date

If a Master Lease End Date occurs:

27.3.1	the Lessee’s right to lease Vehicles hereunder shall terminate automatically without the need for any further action by the Lessor or the FleetCo Security Agent;

27.3.2	the Lessee shall not be able to lease additional Vehicles from the Lessor in accordance with Clause 4 (Lease Term);

27.3.3	the Lessee shall be required to immediately return or cause to be returned all Vehicles (together with the relevant Vehicle Documents) in accordance with Clause 29.2 (Return of Vehicles upon Master Lease End Date) whereupon the lease shall terminate automatically without the need for any further action by the Lessor or the FleetCo Security Agent;

27.3.4	all accrued and unpaid Rent and all other payments accrued but unpaid under this Agreement shall automatically, without further action by the Lessor or the FleetCo Security Agent become immediately due and payable;

27.3.5	the Lessee shall pay to the Lessor and the FleetCo Security Agent on demand all costs and expenses incurred by the Lessor and the FleetCo Security Agent in connection with the recovery of any Vehicles (together with the relevant Vehicle Documents) which have been sub-leased by the Lessee and, as the case may be, further sub-leased by such sub–lessee in each case in accordance with Clause 7 (Use of Vehicles and Sub–Leasing) where the Lessee fails to return or redeliver such Vehicles in accordance with Clause 29.2 (Return of Vehicles upon Master Lease End Date);

27.3.6	the Lessee shall indemnify the Lessor and the FleetCo Security Agent against all Liabilities incurred by the Lessor and the FleetCo Security Agent in connection with such termination, including all costs and expenses incurred in recovering possession of each Vehicle, Vehicle Documents and/or carrying out any works or modifications required to bring the Vehicles up to, in the case of Programme Vehicles, the conditions specified in the relevant Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement for the Lessor to benefit from the Vehicle Manufacturer’s and/or Vehicle Dealer’s obligation to purchase such Vehicles or, in the case of Non–Programme Vehicles, such condition as the Lessor or the FleetCo Security Agent (as applicable) reasonably thinks fit in order to sell the relevant Non–Programme Vehicles; and

27.3.7	each party’s accrued rights and obligations hereunder at the date of termination are unaffected but, subject to sub-clause 27.4.1 each party’s further rights and obligations shall cease immediately;

27.4	Miscellaneous termination provisions

27.4.1	Clauses 5.4, 13.1, 14, 15, 16.1, 20, 21, 27.3, 27.4.1, 27.4.2, 29, 31, 32, 33, 40, 41 and 46 and those clauses the survival of which is necessary for the interpretation or enforcement of this Agreement, shall survive termination of this Agreement in accordance with Clause 27.1 and shall continue in full force and effect.

27.4.2	If the Lessee fails to comply with any of its obligations under this Agreement, the Lessor and/or the FleetCo Security Agent may, without being in any way obliged or responsible for doing so and without prejudice to the ability of the Lessor or the FleetCo Security Agent to treat that non–compliance as a Master Lease Termination Event, effect compliance on the Lessee’s behalf, and if the Lessor or the FleetCo Security Agent incurs any expenditure in effecting such compliance, the Lessor and/or the FleetCo Security Agent shall be entitled to recover such expenditure from the Lessee.

27.4.3	The rights and remedies of the Lessor and the FleetCo Security Agent provided in this Agreement are cumulative and are not exclusive of any rights and remedies provided at law.

28.	REJECTED VEHICLES

28.1	Entitlement to reject

Subject to Clause 28.3 (Rejections after payment for Vehicle), the Lessee will be entitled to reject any Vehicle delivered to it by or on behalf of the Lessor pursuant to Clause 6 (Delivery of Vehicles) (i) if the Lessor is itself entitled to reject such Vehicle under the relevant Vehicle Manufacturer Agreement or Vehicle Dealer Agreement pursuant to which such Rejected Vehicle was ordered and (ii) subject to the same conditions (to the extent applicable) as to rejection as may be applicable to the Lessor under the relevant Vehicle Manufacturer Agreement or Vehicle Dealer Agreement in respect of such Rejected Vehicle.

28.2	Notification and return to Vehicle Manufacturer and/or Vehicle Dealer

Any rejection of a Vehicle under this Clause 28 shall be notified in writing by the Lessee to the Lessor, and the Lessee shall be responsible for returning the Rejected Vehicles directly to the relevant Vehicle Manufacturer and/or Vehicle Dealer or to the order of the other selling parties, in accordance with terms of the relevant Vehicle Manufacturer Agreement or Vehicle Dealer Agreement applicable to such rejection.

28.3	Rejections after payment for Vehicle

Subject to Clause 28.4 (Cessation of accrual of Rent), if the Lessee requests to reject a Vehicle after payment for such Vehicle has been made, the rejection shall be subject to the condition that the relevant Vehicle Manufacturer and/or Vehicle Dealer agrees (without set off or counterclaim) to repurchase such Vehicle from the Lessor for an amount equal to the Capitalised Cost of such Vehicle at the time of repurchase.

28.4	Cessation of accrual of Rent

Rent shall cease to accrue (and shall not be payable by the Lessee) in respect of a Rejected Vehicle on the date on which the Lessor receives for value and without set off or counterclaim the payment referred to in Clause 28.3 (Rejections after payment for Vehicle) or (in respect of Vehicles which have not been paid for) a successful claim is made in accordance with Clause 28.1 (Entitlement to reject).

28.5	Vehicle Manufacturer’s/Vehicle Dealer’s warranties

If a Vehicle is covered by a Vehicle Manufacturer’s warranty or a Vehicle Dealer’s warranty pursuant to a Vehicle Manufacturer Agreement or a Vehicle Dealer Agreement, the Lessor acknowledges that the Lessee, during the Lease Term for such Vehicle, shall have the right to make any claims under such warranty which the Lessor is entitled to make. For such purposes the Lessor undertakes to issue any confirmation thereof or grant to the Lessee any special proxies or mandate upon first request of the Lessee (without any liability for the Lessor).

29.	RETURN/REDELIVERY OF VEHICLES

29.1	Redelivery of Vehicles prior to a Master Lease End Date

Prior to a Master Lease End Date, in relation to any Vehicle which has not suffered a Casualty or become a Non-Eligible Vehicle:

29.1.1	the Lessee shall, at the Lessee’s sole expense, return each Programme Vehicle together with all Vehicles Documents to the relevant Vehicle Manufacturer and/or Vehicle Dealer or to the nearest related manufacturer official auction site or other facility designated by such Vehicle Manufacturer and/or Vehicle Dealer, within the relevant period allowed for the repurchase for such Vehicle and in accordance with the relevant terms for the return of such Vehicle in the applicable Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement; and

29.1.2	the Lessee shall, at the Lessee’s sole expense, return each Non-Programme Vehicle together with all Vehicles Documents to or to the order of the Lessor no later than the last Business Day of the month during which such Non-Programme Vehicle ceases to fall within sub-paragraph (a) of the definition of “Eligible Vehicle” and/or fails to satisfy the remaining conditions of that definition.

29.2	Return of Vehicles upon Master Lease End Date

Following a Master Lease End Date, the Lessee shall (if it has not already done so) immediately return the Vehicle(s) which were the subject of a lease hereunder (together with all Vehicle Documents relating to such Vehicle(s)) to such location in the Relevant Jurisdiction as the Lessor (with the consent of the FleetCo Security Agent) or as the FleetCo Security Agent shall direct and the Lessee shall promptly provide all assistance reasonably requested by the Lessor to procure the return of the Vehicle Documents not in its possession.

29.3	Repossession of Vehicles

The Lessee agrees that, in the event that it fails to return Vehicles to, or to the order of, the Lessor as required under Clause 29.1 (Redelivery of Vehicles prior to a Master Lease End Date) or 29.2 (Return of Vehicles upon Master Lease End Date), as applicable, the Lessor or the FleetCo Security Agent (or any of their agents acting on their behalf) is entitled to take all steps and/or initiate all actions or recourses (whether judicial or not) which may be available under applicable law in order to re-possess any Vehicles and/or Vehicle Documents which have not been returned as aforementioned. The Lessee will inform the FleetCo Security Agent (with a copy to the Transaction Agent) of any such steps, actions and recourses taken and/or initiated by it to repossess the Vehicles and/ or Vehicle Documents.

29.4	Preparation of Programme Vehicles

Where required under a Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement, the Lessee shall arrange and pay for any and all costs in connection with the refurbishment (if applicable) and repair of any Programme Vehicle prior to or following the inspection of the Programme Vehicle by the Vehicle Manufacturer and/or Vehicle Dealer in connection with a sale of such Programme Vehicle to the Vehicle Manufacturer and/or Vehicle Dealer.

30.	SALE OF VEHICLES

30.1	Sale of Vehicles by the Lessor

30.1.1	The Lessor has the right (at any time with the consent of the Lessee) to arrange, with the assistance of the Italian Servicer, if it deems it necessary or useful, for the sale of any Vehicle to a third party (if, in the case of Programme Vehicles the sale to such third party is permitted under the relevant Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement), provided that the price is at least equal to the then current wholesale or, where applicable, retail market value.

30.1.2	The Lessee undertakes to facilitate the task of the Italian Servicer (or of any substitute Italian Servicer (including any Liquidation Agent) appointed instead), including by granting to the latter access to such leased Vehicles (provided that it shall act during normal business hours and on reasonable prior notice).

30.1.3	Following the occurrence of an Event of Default in relation to the Italian Servicer, Italian FleetCo shall immediately instruct the Italian Servicer and the Italian Servicer shall immediately notify the Vehicle Dealers and Vehicle Manufacturers in writing that the obligations of Italian FleetCo under each Vehicle Purchasing Agreement to which Italian FleetCo is a party will be terminated. Such termination to be effective on the date of occurrence of such Event of Default (for the avoidance of doubt, Italian OpCo may continue to purchase Vehicles under the Vehicle Purchasing Agreement for its own account).

30.2	Lease Expiration Date

Following the Lease Expiration Date in respect of a Vehicle, to the extent that the occurrence of such Lease Expiration Date is not covered by items (a) or (b) of such definition, the Lessor, or the Lessee on its behalf, shall be entitled to either dispose of such Vehicle or treat such Vehicle as a Non-Eligible Vehicle. For the avoidance of doubt, any costs associated with such a disposal shall be funded outside of the FleetCo Italian Facility Agreement.

30.3	Sale of Vehicles between FleetCos and Opcos

30.3.1

Subject to clause 30.5, unless a Master Lease Termination Event has occurred and has not been remedied (in which case, the following shall not be permitted), (i) the Lessor and (ii) the Lessee or another FleetCo (with the consent of the Lessee) may from time to time agree, in their absolute discretion, for the Lessor to sell to the Lessee or another FleetCo (with the consent of the Lessee) by way of separate agreement any Vehicle (including any Vehicle that has suffered a Casualty) (unless such sale is prohibited under the relevant Vehicle Manufacturer Agreement or Vehicle Dealer Agreement and the relevant Vehicle Manufacturer and/or Vehicle Dealer has not provided its consent) provided that (a) the price of such sale is at least equal to the then market value of such Vehicle (unless the then market value of the relevant Vehicle is lower than the Net Book Value, in which case the sale price shall be the Net Book Value of such Vehicle, plus any penalties (if any) that may arise under the relevant Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement as a result of the Vehicle being sold to a third party) and (b) in the case of a sale of a Vehicle by the Lessor to another FleetCo, the relevant Opco has signed and the relevant FleetCo has accepted a Vehicle Request Notice (as defined in the Master Lease Agreement to which such Opco and FleetCo are parties) in respect of such Vehicle, all conditions precedent to that Vehicle Request Notice have been satisfied in accordance with the terms and conditions of the aforementioned Master Lease Agreement and a Security has been granted over such Vehicle in favour of the FleetCo Security Agent in accordance with the Relevant Transaction Documents to which such FleetCo is party.

30.3.2	Notwithstanding sub-clause 30.3.1, no Vehicle may be sold by the Lessor to another FleetCo, if such Vehicle is expected to, or must be returned to, a Vehicle Manufacturer and/or Vehicle Dealer from whom the Lessor purchased the Vehicle in accordance with a Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement.

30.3.3	A copy of any agreement pursuant to which a Vehicle is sold under this Clause 31.3 will be provided by the Lessee to the FleetCo Security Agent (with a copy to the Transaction Agent).

30.4	Payment of accrued Rent

30.4.1	Notwithstanding the disposal of a Vehicle in accordance with this Clause 30 prior to the end of the Related Month, the Lessee will be required to pay to the Lessor all accrued and unpaid Rent up to the relevant Lease Expiration Date and all other amounts (if any) then due and payable with respect to such Vehicle on the immediately following Lease Payment Date.

30.4.2	Notwithstanding the sale of a Non-Programme Vehicle by or on behalf of the Lessor in accordance with the relevant Servicing Agreement prior to the end of the Related Month, the Lessee will be required to pay to the Lessor all accrued and unpaid Rent up to the relevant Lease Expiration Date and all other amounts (if any) then due and payable with respect to such Vehicle on the immediately following Lease Payment Date.

30.5	Italian Opco option to purchase Vehicles

The Lessor irrevocably grants the Lessee an option to buy (facoltà di acquisto), and to require the Lessor to sell, each Vehicle provided that:

30.5.1	no Master Lease Termination Event has occurred which has not been remedied;

30.5.2	the Lessee serves on the Lessor written notice of its intention to purchase the relevant Vehicle, such notice to identify each Vehicle therein by reference to the Vehicle Manufacturer or the Vehicle Dealer, the model, the model year and the vehicle registration number (the “Option Notice”); and

30.5.3	the Option Notice specifies the date on which the relevant Vehicle will be purchased by the Lessee, which date must be a Business Day not less than 10 Business Days after the date on which the Option Notice is served on the Lessor (the “Option Completion Date”).

On the Option Completion Date:

30.5.4	the Lessee shall pay to the Lessor in same day available funds the purchase price for each relevant Vehicle, such purchase price to be at least equal to the then market value of such Vehicle (unless the then market value of such Vehicle is lower than the Net Book Value, in which case the sale price shall be the Net Book Value) (the “Option Purchase Price”), into an account designated by the Lessor;

30.5.5	upon receipt by the Lessor of the Option Purchase Price, any lease relating to the relevant Vehicle which is purchased by the Lessee pursuant to this Clause 30.5 shall terminate and the Lessor (or the Italian Servicer on its behalf) shall arrange for title to the relevant Vehicle to be transferred to the Lessee and, if required, the Lessee shall take delivery of such a Vehicle.

A copy of the agreements stipulated for the exercise of the option to buy under this Clause 30.5 will be provided by the Lessee to the FleetCo Security Agent (with a copy to the Transaction Agent).

SECTION F

MISCELLANEOUS

31.	NO REPRESENTATION OR WARRANTY BY LESSOR

31.1	The Lessee expressly agrees and acknowledges that, no condition, warranty or representation of any kind is or has been given by or on behalf of the Lessor in respect of any Vehicle, any engine, or any part of a Vehicle or engine, or any Vehicle Documents or other documentation, and accordingly the Lessee confirms that it has not, in entering into this Agreement, relied on any condition, warranty or representation by the Lessor or any person on the Lessor’s behalf, express or implied, whether arising by law or otherwise in relation to any Vehicle, any engine, or any part of a Vehicle or engine, or any Vehicle Documents or other documentation, including warranties or representations as to:

31.1.1	the age, worthiness, workmanship, materials, manufacture, construction, operation, value, description, suitability, quality, merchantability, fitness for any purpose (including the ability to operate or register any Vehicle or use any Vehicle’s documentation in any or all jurisdictions), state, condition, appearance, safety, durability, design or operation of any kind or nature of any Vehicle or any part thereof, and the benefit or any such condition, warranty or representation by the Lessor is hereby irrevocably and unconditionally waived by the Lessee. No third party making any representation or warranty relating to any Vehicle or any part of any Vehicle is the agent of the Lessor, nor has any such third party authority to bind the Lessor. Nothing contained in this sub-clause 31.1.1 is intended to prejudice any claims which the Lessee or the Lessor may have against the Vehicle Manufacturer and/or Vehicle Dealer in respect to any Vehicle or any third party; or

31.1.2	the absence of latent or other defects, whether or not discoverable, known or unknown, apparent or concealed, exterior or interior in respect of any Vehicle or engine; or

31.1.3	the absence of any infringement of any patent, trademark, copyright or other intellectual property rights; or

31.1.4	any implied warranty arising from course of performance, course of dealing or usage of trade.

32.	LIMITATION OF LIABILITY OF LESSOR AND OF THE FLEETCO SECURITY AGENT

To the extent permitted by law, the Lessor and the FleetCo Security Agent will not be liable to the Lessee, the ultimate rental customers of such Lessee, any sub–lessee or any other person in respect of any cost, loss or damage (consequential or otherwise) arising out of the condition, the use, the operation, the rental, the maintenance, repair, delay or failure in delivery of any Vehicle, or the interruption/suspension of possession, use or quiet enjoyment in respect of any Vehicle.

33.	NON PETITION AND LIMITED RECOURSE

In accordance with Clause 1.2 (Common Terms) above, the Parties agree that the provisions of Clause 27.1.2 (Non petition against the FleetCos) and Clause 27.2.2 (Limited recourse against the FleetCos) shall apply to this Agreement as if they were incorporated, mutatis mutandis, hereunder.

34.	NO WAIVER

A failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law, by the Lessor or the FleetCo Security Agent does not constitute a waiver of the right or remedy or a waiver of its other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents the Lessor or the FleetCo Security Agent from further exercise of the right or remedy or the exercise of another right or remedy. The discontinuance, abandonment or adverse determination of any proceedings taken by the Lessor or the FleetCo Security Agent to enforce any right or any provisions shall not operate as a waiver of, or preclude any exercise or enforcement or other exercise or enforcement by the Lessor or the FleetCo Security Agent of, that or any other right or provision. No waiver shall be effective unless specifically made in writing and signed by the duly authorised officer of the person entitled to provide such waiver.

35.	INSUFFICIENT RECOVERIES

If, or to the extent that, after the FleetCo Secured Property has been as fully as practicable realised and the proceeds thereof have been applied in accordance with the applicable FleetCo Priority of Payments, the amounts recovered on realisation of the FleetCo Secured Property are insufficient to pay or discharge amounts due from Italian FleetCo to the FleetCo Secured Creditors in full for any reason, Italian FleetCo will have no liability to pay or otherwise make good any such insufficiency, except to the extent that the corresponding claim results from gross negligence or wilful misconduct of Italian FleetCo.

36.	CONTRADICTORY INSTRUCTIONS

If the Lessee receives contradictory instructions, information or other matter from the Lessor and the FleetCo Security Agent, it shall notify the Lessor, the FleetCo Security Agent and the Transaction Agent of the contradiction. Following a FleetCo Event of Default, the instructions of the FleetCo Security Agent shall prevail.

37.	AMENDMENT

This Agreement shall not be amended without the prior written consent of the Parties hereto.

38.	ASSIGNMENT AND SECURITY

The Lessee and the Lessor may not assign or transfer or purport to assign or transfer any right or obligation under this Agreement without the written consent of the FleetCo Security Agent, save that the Lessor may enter into an assignment by way of security or grant a right of pledge over, amongst other things, certain of the Lessor’s rights, title and interest in and under this Agreement pursuant to or as contemplated in any Transaction Document.

39.	VOLUME PREMIUM

In consideration for the volume of Vehicles the Lessee may rent hereunder (and to the extent that such amounts have been received by the Lessor from the Vehicle Manufacturer and/or Vehicle Dealers and are not included in the Vehicle’s Capitalised Cost), the Lessor agrees to pay to the Lessee, as a volume premium (the “Volume Premium”) an amount equal (and limited) to any such amounts as the Vehicle Manufacturers and Vehicle Dealers may pay to the Lessor and which constitute or reflect any bonus, rebates, credit or similar incentive relating to Vehicles purchased by the Lessor and leased to the Lessee in accordance with the terms of this Agreement. The Lessee agrees that the Lessor shall pay to the Lessee any Volume Premium on the Business Day following actual receipt of the corresponding amounts from the Vehicle Manufacturers and/or Vehicle Dealers out, and within the limit, of such amounts.

40.	OBLIGATIONS AS CORPORATE OBLIGATIONS

40.1	No recourse against shareholders and others

No party shall have any recourse against nor shall any personal liability attach to any shareholder, officer, agent, employee or director of the Lessor or the Lessee in his capacity as such, by any proceedings or otherwise, in respect of any obligation, covenant, or agreement of the Lessor or the Lessee contained in this Agreement.

40.2	No liability for obligations of the Lessor

The Lessee shall not have any liability for the obligations of the Lessor under the Relevant Transaction Documents to which the Lessee is a party solely by reason of this Agreement and nothing in this Agreement shall constitute the giving of a guarantee, an indemnity or the assumption of a similar obligation by any of such other parties in respect of the performance by the Lessor of such obligations.

41.	TIME OF THE ESSENCE

Subject to any grace periods provided hereunder, time shall be of the essence of this Agreement as regards any time, date or period, whether as originally agreed or altered by agreement between all the parties (and, where required, with consent) or in any other manner provided in this Agreement, for the performance of the Lessee of its obligations under this Agreement.

42.	FLEETCO SECURITY AGENT NOT A PARTY

42.1.1	Except where this Agreement provides otherwise, the FleetCo Security Agent has agreed to become a party to this Agreement for the better preservation and enforcement of its rights under this Agreement and the Italian FleetCo Security Deed and the Issuer’s rights under the FleetCo Italian Facility Agreement and neither the FleetCo Security Agent nor the Issuer shall assume any liabilities or obligations under this Agreement unless such obligation or liability is expressly assumed by the FleetCo Security Agent only (and not the Issuer in this Agreement.

42.1.2	The FleetCo Security Agent (acting for itself and on behalf of the Issuer under the FleetCo Italian Facility Agreement) shall not have any responsibility for any of the obligations of the other Parties and the other Parties acknowledge that the FleetCo Security Agent (acting for itself and on behalf of the Issuer under the FleetCo Italian Facility Agreement) has no such responsibility and that the FleetCo Security Agent (acting for itself and on behalf of the Issuer under the FleetCo Italian Facility Agreement) is entitled to the protections contained in and on the terms set out in this Agreement and in the Italian FleetCo Security Deed and the Framework Agreement. The FleetCo Security Agent acting for itself and on behalf of the Issuer under the FleetCo Italian Facility Agreement) hereby declares that each of the FleetCo Security Agent and the Issuer accepts, for the purposes of article 1411 et seq. of the Italian Civil Code, the rights and benefits in its favour set out in this Agreement. The Parties acknowledge that, by declaring that it accepts the above-mentioned rights and benefits under this Agreement, the FleetCo Security Agent shall have no liabilities to, and will not assume or have any obligations of, any other party to this Agreement.

42.1.3	The Parties (other than the FleetCo Security Agent) acknowledge and accept that the Issuer Has appointed the FleetCo Security Agent to act as their agent (mandatario con rappresentanza) under and in connection with the FleetCo Italian Facility Agreement, this Agreement and the other Transaction Documents governed by Italian law.

43.	CHANGE OF FLEETCO SECURITY AGENT

If there is an appointment of a replacement FleetCo Security Agent in accordance with the terms of the relevant FleetCo Deed of Charge, each of the Parties shall execute such documents and take such action as the successor FleetCo Security Agent and the outgoing FleetCo Security Agent may reasonably require for the purposes of vesting in the replacement FleetCo Security Agent the benefit of this Agreement and the rights, powers and obligations of the FleetCo Security Agent under this Agreement, and releasing the outgoing FleetCo Security Agent from its future obligations under this Agreement.

44.	EXERCISE OF ITALIAN REPAYMENT OPTION

Immediately following the exercise of the Italy Repayment Option and payment in full of the amount specified in paragraph 6.2.2(ii) of the Framework Agreement, the Parties hereto agree that the FleetCo Security Agent shall cease to be a party to this Agreement and shall be automatically released from its obligations hereunder.

45.	GOVERNING LAW

This Agreement and any non-contractual obligations arising from it shall be governed by Italian Law.

46.	JURISDICTION

46.1.1	With respect to any suit, action, dispute or proceedings relating to this Agreement and to any non-contractual obligations arising from or connected to it, each party irrevocably submits to the exclusive jurisdiction of Rome and agrees that Rome is the most appropriate and convenient courts to settle any suit, action, Dispute or Proceedings and accordingly neither party will argue to the contrary.

46.1.2	Clause 44.1.1 above is for the benefit of the Lessor and the FleetCo Security Agent only. As a result, the Lessor and the FleetCo Security Agent shall not be prevented from taking Proceedings relating to any suit, action, Dispute or Proceedings in any other courts with jurisdiction. To the extent permitted by law, the Lessor may take concurrent proceedings in any number of jurisdictions.

47.	GOVERNING LANGUAGE

This Agreement is written in the English language. If this Agreement is translated into another language, the English text will prevail.

48.	EXECUTION

The Parties have executed this Agreement on the date stated at the beginning of this Agreement.

SCHEDULE 1

FORM OF MASTER LEASE RENEWAL AGREEMENT

To:	Avis Budget Italia S.p.A. Fleet Co. S.A.p.A. (the “Lessor”)
Viale Carmelo Bene 70
Rome 00139
Italy

From:	Avis Budget Italia S.p.A. (the “Lessee”)
Viale Carmelo Bene 70
00139 Rome
Italy

Copy to:	Crédit Agricole Corporate and Investment Bank, (the “FleetCo Security Agent” for itself and on behalf of the Issuer and “Transaction Agent”); and Fiserv Automotive Solutions, Inc (the “Liquidation Agent”).

Date: [—]

Dear Sirs

We refer to the Master Lease Agreement, dated on or about 5 March 2013 (as amended from time to time) between the Lessee and the Lessor (the “Master Lease Agreement”). Words and expressions used in this letter have the meanings ascribed to them in the Master Lease Agreement.

We hereby request that all the leases of Vehicles entered into and that have not been terminated as of the date hereof in accordance with the Master Lease Agreement be [extended/renewed] until [date] [year] on the terms set out in the Master Lease Agreement.

This letter is a Master Lease Renewal Agreement and all provisions of the Master Lease Agreement shall continue to apply mutatis mutandis.

Yours faithfully,

[—]

for and on behalf of the Lessee

We hereby agree to the extension of the Master Lease Agreement on the terms set out therein.

[—]

for and on behalf of the Lessor

SCHEDULE 2

FORM OF VEHICLE REQUEST NOTICE

Master Lease Agreement between

Avis Budget Italia S.p.A. Fleet Co. S.A.p.A. and Avis Budget Italia S.p.A.

Vehicle Request Notice

Number of Vehicles

Manufacturer

Vehicle model and year

Expected date of delivery to the Lessee’s premises

Executed by:

Lessee

Avis Budget Italia S.p.A.

By:
Date:

Executed by:

Lessor

Avis Budget Italia S.p.A. Fleet Co. S.A.p.A.

By:
Date:

SCHEDULE 3

FORM OF VEHICLE SCHEDULE

Master Lease Agreement between

Avis Budget Italia S.p.A. Fleet Co. S.A.p.A. and Avis Budget Italia S.p.A.

Vehicle Schedule

Vehicle Identification Number(s):

Motor vehicle number:

Registration Number:

Vehicle Manufacturer:

Model Year:

Model:

Colour:

Mileage:

On Rent Indicator:

Location details (if vehicle is not on rent)

Current location code

Current Location Address

Current Location Telephone number

Location Details (if vehicle on rent)

Customer Name

Customer Address

Customer Telephone number

Expected check in location code

Expected check in address

Expected location telephone number

Delivery date

Programme/Non–Programme

Lease Commencement Date:

[Contemplated lease end date (“durata/scadenza del leasing prevista”): [date][1].]

Executed by: Lessor

Avis Budget Italia S.p.A. Fleet Co. S.A.p.A.

By:

We refer to the agreement entitled “Italian Master Lease Agreement” entered into on or about 5 March 2013, between ourselves and Yourselves (as amended, renewed and restated from time to time, the “Master Lease Agreement”). Unless otherwise defined, terms defined in the Master Lease Agreement shall have the same meaning when used in this Vehicle Schedule (lettera di esecuzione per la concessione in leasing con facoltà di acquisto).

We hereby acknowledge and agree that the Vehicles referred hereunder are leased (concessi in leasing) as from the relevant Lease Commencement Date until the contemplated lease end date specified hereunder, in accordance with the Master Lease Agreement.

The Vehicles leased hereunder are subject to the purchase option in favour of the Lessee (facoltà di acquisto del locatario) as set out in Clause 30.5 of the Master Lease Agreement.

The contemplated lease end date specified hereunder may be postponed (prorogata) by executing a letter substantially in the form of this Vehicle Schedule in accordance with, and subject to, the terms of the Master Lease Agreement.

Lessee

Avis Budget Italia S.p.A.

By:

With a copy to: Crédit Agricole Corporate and Investment Bank as Transaction Agent and FleetCo Security Agent

[1]

Date to be specified for operating purposes - PRA registrations, it may be extended exclusively within the limits set out in the definition of “Lease Expiration Date” of the Master Definitions Agreement.

* * * *

[Italian courtesy translation for operating purposes –

English version prevails in case of conflict]

Contratto Quadro di Locazione di Veicoli

tra Avis Budget Italia S.p.A. Fleet Co. S.A.p.A.

e Avis Budget Italia S.p.A.

Lettera di esecuzione per la concessione in leasing di Veicoli

(Vehicle Schedule)

Numero Veicoli:

Numeri identificativi dei Veicoli:

Fornitore:

Modello e anno di produzione:

Veicolo appartenente al Programma/ non appartenente al Programma:

Luogo di consegna:

Data di Inizio del Leasing (Lease Commencement Date):

[Durata/data di scadenza del Leasing prevista: [data]2.]

Sottoscritta da: Locatore

Avis Budget Italia S.p.A. Fleet Co. S.A.p.A.

By:

Facciamo riferimento al contratto quadro di locazione di autoveicoli denominato “Italian Master Lease Agreement” stipulato in data [—] 2013, tra la nostra società e la Vostra società (come di volta in volta modificato, rinnovato e/o integrato il “Contratto Quadro di Locazione”). Salvo ove diversamente previsto, i termini definiti nel Contratto Quadro di Locazione avranno lo stesso significato qualora utilizzati nella presente lettera di esecuzione per la concessione in leasing di Veicoli (Vehicle Schedule).

Ai sensi della presente, prendiamo atto e concordiamo che i Veicoli qui indicati sono concessi in leasing, a far data dalla Data di Inizio del Leasing (Lease Commencement Date) e per la durata del Leasing sino alla di scadenza del leasing qui prevista, in conformità alle previsioni del Contratto Quadro di Locazione.

I Veicoli indicati nella presente lettera sono locati con facoltà di acquisto a favore del Locatario ai sensi dell’articolo 30.5 del Contratto Quadro di Locazione.

La durata/data di scadenza del Leasing prevista per i Veicoli indicati nella presente potrà essere prorogata mediante sottoscrizione di una lettera sostanzialmente nella forma di questa lettera (Vehicle Schedule), in conformità e secondo i termini del Contratto Quadro di Locazione.

[2]

Data da specificare ai fini operativi per l’iscrizione al PRA - può essere prorogata esclusivamente nei limiti previsti dalla definizione di “Lease Expiration Date” inclusa nella “Master Definitions Agreement”.

Locatario
Avis Budget Italia S.p.A.

By:

[Una copia sottoscritta é da fornire al FleetCo Security Agent e al Transaction Agent]

SCHEDULE 4

CONDITION PRECEDENT DOCUMENTS

1.	A copy certified by an authorised signatory of the Lessee to be a true, complete and up–to–date copy, of the constitutional documents of the Lessee.

2.	A copy certified by an authorised signatory of the Lessee to be a true copy, and being in full force and effect and not amended or rescinded, of resolutions of the board of directors of the Lessee:

(a)	approving the transactions contemplated by this Agreement; and

(b)	authorising a person or persons to sign and deliver on behalf of the Lessee this Agreement, any Vehicle Request Notice, any Vehicle Schedule and any notices or other documents to be given pursuant thereto.

3.	A power of attorney granted by a legal representative or an authorised signatory of the Lessee authorising a person or persons to sign and deliver on behalf of the Lessee this Agreement, any Vehicle Request Notice, any Vehicle Schedule and any notices or other documents to be given pursuant thereto.

4.	Specimen signatures, authenticated by an officer of the Lessee of each of the authorised signatories referred to in paragraph 2(b) above.